UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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FOX FACTORY HOLDING CORP.
(Name of Registrant as Specified In Its Charter)
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FOX

KMC
FOX
BFGoodrich

# FOX FACTORY

## 2025 PROXY STATEMENT

YOKOHAMA
FOX
YOKOHAMA

FOX

BFGoodrich
FOX

March 26, 2025
A Message from our Chief Executive Officer
Dear Stockholders:
As we close the chapter on 2024, we are reminded that every challenge presents an opportunity to grow stronger, more focused, and better prepared for the future. This year, external pressures in the form of OEM demand volatility and shifting consumer dynamics amid a complex macroeconomic backdrop forced us to rethink how we operate to take back greater control of our destiny as an innovative growth company. Through a series of deliberate, forward-looking decisions, we took decisive action to optimize operations and reduce costs, while staying true to our legacy of delivering performance-defining products. By simplifying and consolidating our footprint, reducing non-performing products, and better aligning inventory with market demand, we've addressed our immediate challenges while creating a more agile organization poised to capture $25 million in cost savings as we strengthen our foundation for long-term success in 2025 and beyond.
Our strategic focus on diversification across segments, products, markets, and geographies has created a more resilient organization in our eleven years as a public company. Our expansion into entry-premium bike and e-bike categories represents a transformative opportunity to challenge the status quo, effectively doubling our total addressable market while maintaining our premium positioning. The overwhelmingly positive response from our OEM customers validates our strategy to broaden market participation while staying true to our performance-defining heritage. We're seeing a meaningful evolution in our OEM relationships, with partners now proactively approaching us for collaborative product development rather than Fox developing independently. This shift signifies the value our partners place on our innovative capabilities and creates new opportunities across all of our businesses for longer-term strategic relationships and market expansion.
Further, Marucci’s leadership position as a game-changing innovator was reinforced by MVP Freddie Freeman’s walk-off home run in the 2024 MLB World Series using our bat. As we prepare to become Major League Baseball's official bat partner in 2025, our investments in Hitters House, softball expansion, and new product innovations from both Marucci and Victus position the business to continue on its strong growth trajectory.
Importantly, our commitment to innovation remained steadfast throughout 2024, as evidenced by successful launches across all segments. The NEO Live Valve Wireless system represents our continued leadership in premium bike technology, while new products like Race Wheels for Method, Ridetech's Ford Fox Body Mustang suspension system, and Sport Truck's GM 1500 Long Travel Suspension showcase our ability to deliver exceptional new offerings in Aftermarket and Upfit applications.
We are entering 2025 with a pragmatic outlook. While we expect demand pressures to persist at levels similar to 2024, particularly in our PVG and bike segments, we anticipate growth in our AAG business as we move past specific OEM challenges and in our Marucci business. Our enhanced operational efficiency and cost reduction initiatives position us to protect margins regardless of volume, while our diversified portfolio provides multiple paths for growth. As we execute on our plan to capture $25 million in cost savings in 2025, we remain focused on what we can control: optimizing our operations, reducing inventory, eliminating non-performing products, and investing strategically in innovation to ensure we emerge stronger when market conditions improve. Further, our disciplined approach to working capital management delivered a $55 million year-over-year improvement, enabling us to pay down $63 million in debt during the fourth quarter alone.
We cordially invite you to attend FOX's 2025 Annual Meeting of Stockholders, which will be held via webcast on Friday, May 9, 2025, at 1:00 p.m. Eastern Daylight Time. Please note that this year's Annual Meeting will be held virtually, which means that you will be able to register and vote online by visiting www.proxydocs.com/FOXF. Please visit www.proxydocs.com/FOXF for complete details. I look forward to speaking with you then.

Sincerely,

Michael C. Dennison
Director and Chief Executive Officer

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 9, 2025

Date & Time: Friday, May 9, 2025 1:00 p.m. EDT	Location: via webcast www.proxydocs.com/FOXF	Record Date: close of business on March 11, 2025
Fox Factory Holding Corp.’s 2025 Annual Meeting of Stockholders (the "Annual Meeting") will be in virtual meeting format only, which means that you will be able to participate in the meeting, vote and submit your questions during the meeting online by visiting www.proxydocs.com/FOXF. You will not be able to attend the Annual Meeting in person.
The purposes of the meeting are to:
1.    Elect two Class III directors, as described in the Proxy Statement, each to serve for a term to expire at the 2028 Annual Meeting of Stockholders;
2.    Ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2025; and
3.     Vote on an advisory resolution to approve the Company’s executive compensation;
The stockholders will also consider and act upon such other matters as may properly come before the meeting, or any adjournment or postponement thereof.
These matters are more fully described in the Proxy Statement. The Board of Directors recommends that you vote "FOR" all the nominated directors, "FOR" the ratification of the independent public accountants, and "FOR" the advisory approval of the Company’s executive compensation. The Board of Directors knows of no other matters at this time that may be properly brought before the meeting.
Stockholders of record at the close of business on March 11, 2025 are entitled to notice of, and to vote at, the Annual Meeting and any subsequent adjournments or postponements thereof. A list of these stockholders will be available for inspection for 10 days preceding the Annual Meeting at our principal executive offices located at 2055 Sugarloaf Circle, Suite 300, Duluth GA 30097. The Notice of Annual Meeting, Proxy Statement, Proxy Card, Annual Report, and other Proxy Materials are first being sent or made available to stockholders on or about March 26, 2025.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
We are pleased to save costs and help protect the environment by using the Notice and Access method of delivery. Instead of receiving paper copies of our Proxy Materials in the mail, many stockholders will receive a Notice of Internet Availability of Proxy Materials ("Notice"), which provides an internet website address where stockholders can access electronic copies of Proxy Materials and vote. This website also has instructions for voting by telephone and for requesting paper copies of the Proxy Materials and proxy card. The Company's 2025 Proxy Statement and Annual Report for fiscal year 2024 are available online at www.proxydocs.com/FOXF. We encourage you to access and review such materials before voting.
Your vote is important to us. Whether or not you expect to attend the Annual Meeting via webcast, we urge you to consider the Proxy Statement carefully and to promptly vote your shares either by (1) voting through the internet at the website shown on the proxy card or Notice or by telephone at the telephone number shown on the proxy card or Notice; or (2) completing, dating, signing, and returning the enclosed proxy card as promptly as possible if you received paper copies of your Proxy Materials in the mail. Completing a proxy card or voting through the internet or telephone will not prevent you from voting by following the instructions on the website during the webcast, but will assure that your vote is counted, if, for any reason, you are unable to attend. Our proxy tabulator, Mediant Communications, Inc., must receive any proxy that will not be delivered during the webcast to the Annual Meeting by 11:59 p.m. Eastern Daylight Time on Thursday, May 8, 2025.

By Order of the Board of Directors,

Toby D. Merchant
Chief Legal Officer and Secretary
Duluth, GA
March 26, 2025

PROXY STATEMENT
Fox Factory Holding Corp. (which we refer to as “we,” “us,” “our,” “FOX” or the “Company”) is furnishing this Proxy Statement in connection with the solicitation by our Board of Directors (our “Board”) of proxies to vote at the 2025 Annual Meeting of Stockholders (“the Annual Meeting”), which will be held via webcast on Friday, May 9, 2025, at 1:00 p.m. Eastern Daylight Time, or at any adjournment or postponement thereof.
We first sent or made available these Proxy Materials to our stockholders on or about March 26, 2025. A copy of this Proxy Statement, the proxy card and our Annual Report for fiscal year 2024 (collectively, the “Proxy Materials”) can be found at the web address: www.proxydocs.com/FOXF. When we refer to the Company’s fiscal year, we mean the annual period ending on the Friday closest to December 31 of the stated year. Information in this Proxy Statement for 2024 generally refers to our 2024 fiscal year, which was from December 30, 2023 through January 3, 2025 (“fiscal year 2024”).

2025 ANNUAL MEETING INFORMATION
Date and Time. The Annual Meeting will be held “virtually” through a webcast on Friday, May 9, 2025, at 1:00 p.m. Eastern Daylight Time. There will be no physical meeting location. The meeting will only be conducted via a webcast.
Access to the Webcast of the Annual Meeting. The webcast of the Annual Meeting will begin promptly at 1:00 p.m. Eastern Daylight Time. Online access to the webcast will open approximately 15 minutes before the start of the Annual Meeting to allow time for you to log in and test your computer system. We encourage you to access the meeting prior to the start time.
Login Instructions. As the Annual Meeting is being conducted via a webcast, there is no physical meeting location. To attend the Annual Meeting, log in and register at www.proxydocs.com/FOXF. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. On the day of the Annual Meeting, stockholders may begin to log in to the virtual-only Annual Meeting 15 minutes prior to the Annual Meeting. The Annual Meeting will begin promptly at 1:00 p.m. Eastern Daylight Time. We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.
Submitting Questions at the Annual Meeting. Stockholders may submit questions when registering for the Annual Meeting or during the Annual Meeting once online access to the Annual Meeting is open. You will need your unique control number included on your proxy card (printed in the box and marked by an arrow) or on the instructions that accompanied your Proxy Materials. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints.
Voting Your Shares at the Annual Meeting. You may vote your shares at the Annual Meeting even if you previously submitted your vote. For instructions on how to do so, see the section titled “How do I vote my shares at the Annual Meeting?” under Questions and Answers About this Proxy Statement and the Annual Meeting.

PROXY SUMMARY

2025 Annual Meeting of Stockholders

Date and Time	Virtual Stockholder Meeting (Via Webcast)
May 9, 2025, 1:00 p.m. EDT	Register at www.proxydocs.com/FOXF
Record Date	Voting Eligibility
March 11, 2025	Owners of our common stock as of the Record Date are entitled to vote on all matters

Voting Items and Board Recommendations

Item	Proposal	Board Vote Recommendation	Page Reference

1	Elect two Class III directors	FOR	7

2	Ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2025	FOR	57

3	Approve an advisory resolution on our executive compensation	FOR	60

2024 Performance Highlights

Overview of Business
Our company, Fox Factory Holding Corp., is a global leader in the design, engineering, manufacturing and marketing of premium products and systems that deliver championship-level performance for customers worldwide. Our premium brands, performance-defining products and systems are used primarily on bicycles (“bikes”), side-by-side vehicles (“side-by-sides”), on-road vehicles with and without off-road capabilities, off-road vehicles and trucks, all-terrain vehicles (“ATVs”), snowmobiles, and specialty vehicles and applications. In addition, we offer premium baseball and softball products.
Some of our products are specifically designed and marketed for certain leading cycling and powered vehicle original equipment manufacturers (“OEMs”), including Giant, Cube, Orbea, Canyon Bicycles, Yeti Cycles, Santa Cruz Bicycles, Trek Bicycles and Specialized in Specialty Sport, and Ford, Polaris, BRP, Toyota, Kawasaki, Stellantis, CFMoto, Yamaha, Honda, and Jeep in Powered Vehicles and Aftermarket Applications, while others are distributed to consumers through a global network of dealers and distributors and through direct-to-customer channels.
Additionally, we upfit trucks to be off-road capable and on-road vehicles with product offerings such as lift kits and components with our shock products, superchargers, interior accessories, wheels, tires, lighting, and body enhancements. We also offer mountain and road bike wheels and other performance-defining cycling components including cranks, chainrings, pedals, bars, stems, and seat posts.
FOX is an aspirational brand and we believe many of our OEMs often prominently display and incorporate our products to improve the marketability and consumer demand for their performance models. Professional athletes using our products are consistently successful in elite competitive events around the world providing brand exposure and demonstrating their performance capabilities, all of which, we believe, reinforces our premium brand image and positively influences the purchasing habits of enthusiasts and other consumers seeking high-performance products.
We continue to opportunistically expand our total available market through potential acquisitions beyond our current product categories. We believe there may be opportunities to acquire other recognized brands that are valued by that same passionate customer. We are also evaluating “white space” opportunities to expand into relevant performance-defining adjacencies.
2024 Performance Highlights and Key Accomplishments
Financial Results
In fiscal year 2024, the Company delivered performance in line with adjusted expectations, navigating a challenging market environment with a focus on operational efficiency and strategic execution. While uneven demand was experienced across OEM customers, we remained focused on executing strategic initiatives and exerting control where possible in a challenging market environment. Importantly, our approach was not solely centered on cost reduction but on strategically repositioning the business for greater efficiency. The company continues to diversify across segments, products, markets, and geographies. Our commitment to long-term success remains evident through ongoing product development initiatives, fostering new customer engagements and future growth opportunities. The ability to adapt to industry dynamics while investing in innovation reinforces a strong foundation for sustainable performance.

Fiscal Year 2024 Results

Sales	Net Income	Earnings per Diluted Shares
$1,393.9M	$6.5M	$0.16

Adjusted EBITDA*	Adjusted Net Income*	Adjusted Earnings per Diluted Shares*
$167.0M	$55.4M	$1.33

* Reconciliations of non-GAAP measures are provided in Annex A, attached hereto.
Fiscal Year 2024 Percentage changes (Year over Year)

Key Management and Governance Developments
On August 1, 2024, the Board appointed Dennis C. Schemm as President, Aftermarket Applications Group of Fox Factory, Inc. (“AAG”). In connection with Mr. Schemm’s appointment, Mr. Schemm remained as the Company’s Chief Financial Officer (“CFO”) but no longer served as Treasurer of the Company. The Board appointed Brendan R. Enick, the Company’s current Chief Accounting Officer (“CAO”), as Treasurer of the Company, effective on the same date.
On February 25, 2025, the Nominating and Corporate Governance Committee recommended that the Board approve amendments to the Company’s Corporate Governance Guidelines to implement a director resignation policy that requires a director to submit his or her resignation in the event that such director receives approval of less than a majority of the votes cast at an annual meeting in an uncontested election. Please see Required Vote for Election of Directors for more information on our director resignation policy.

Stockholder Engagement

Fostering strong, long-term relationships with our stockholders and other stakeholders is important to us. We maintain a robust year-round stockholder engagement program to properly understand stockholder interests, and our senior management and investor relations team routinely communicate with our stockholders to solicit their views with respect to a range of matters including specific aspects of our business strategy, capital allocation, corporate governance, and executive compensation. In fiscal 2024, we engaged with a vast majority of our large stockholders as well as other stockholders who reached out separately. The below information provides an overview of our stockholder engagement efforts in fiscal 2024. We believe our proactive engagement has resulted in constructive feedback and input from stockholders and we intend to continue these efforts.

Who We Engage	How We Engage	Key Topics of Engagement
•Institutional Investors •Sell-side Analysts •Retail Stockholders	•One-on-One and Group Meetings •Earnings Calls •Industry Presentations and Conferences •Written and Electronic Communications	•Overall Business Strategy •Capital Allocation •Current Business and Financial Conditions
Key Engagement Resources
•Our Website at investor.ridefox.com •Quarterly Earnings	•Annual Proxy Statement •Annual Meeting •Annual Report
2024 Stockholder Engagement by the Numbers

42%	Percentage of our Common Stock Owned by Stockholders with Whom We Engaged in Fiscal Year 2024	7	Investor Conferences
195	At Least 195 Individual Investor Engagements in Fiscal Year 2024	3	Non-Deal Road Shows
Say-on-Pay Responsiveness and Stockholder Outreach Efforts
We value our stockholders’ perspectives regarding our corporate governance, sustainability and executive compensation practices, as well as our business strategy and public disclosures. In May 2024, we were pleased to receive approximately 90% stockholder support for our Say-on-Pay proposal. Abstention votes and broker non-votes were at 5%.
We conduct ongoing reviews of both our governance and executive compensation practices to ensure that we maintain best practices and enhanced disclosure in our Proxy Statement and other Securities and Exchange Commission (“SEC”) filings. We also work to expand and enhance our public disclosure around the topics of interest to our stockholders.
We conduct periodic outreach to our external stockholders and last year contacted multiple stockholders to offer discussions regarding officer pay. We spoke with one of our largest stockholders who shared its perspective and guidelines for evaluating officer pay and performance alignment. From our discussion, we heard a preference for certain corporate governance matters, companies to have the majority of pay at risk, set challenging incentive goals, disclose the rationale for a pay peer group that is different than that used by proxy advisors and provide the rationale for substantive pay actions. In drafting this year’s redesigned CD&A and other parts of this Proxy Statement, we incorporated this feedback and strived to cover herein each of the points as highlighted below.

What We Heard	What We Did
Preference for the majority of compensation to be “at risk”	Added additional exhibits and summaries herein showing the pay-performance alignment of our officer pay program, demonstrating that most of our pay is at-risk and working as designed.
Desire to see the Company set challenging short and long-term incentive goals	Added context herein about the rigorous goals we set for 2024.
Desire for rationale in developing a Pay Peer Group that differs from proxy advisors	Added text herein regarding the criterion used to select the Pay Peer Group and the rationale for differences in composition relative to the companies selected by ISS.
Desire to enhance our disclosure concerning risk oversight	Added additional disclosure to this section, including our 2024 Risk Focus Areas.
Preference for more disclosure concerning the Board self-evaluation process	Included additional disclosure that describes the process undertaken by the Board for self-evaluation.
Desire for a Board Skills Matrix to be disclosed	Included a Board Skills Matrix.
Preference for a Director resignation policy	The Board adopted a Director resignation policy.
Strong, Well-Balanced Corporate Governance Practices

•Highly Qualified and Independent Board. Our directors bring deep industry experience to provide effective oversight in the boardroom. Six of our seven directors are independent. Independent directors comprise 100% of each of the Board’s committees and independent directors regularly meet in executive session without management present. In addition, the Board adopted a formal Board Inclusion and Diversity Policy in May 2021 to ensure the use of a diverse lens considering a broad range of perspectives, backgrounds, and experiences, in identifying, evaluating, nominating and selecting members of the Board.
•Independent Board Leadership. The Chair of our Board is an independent director. The Board does not have a policy as to whether the Chair should be an independent director, but when the Chair is not an independent director, the independent directors appoint a “Lead Independent Director.” The Lead Independent Director is responsible for: approving Board meeting agendas; in consultation with the non-employee directors and the Executive Chair, when applicable, approving Board meeting schedules to ensure there is sufficient time for discussion of all agenda items; approving the type of information to be provided to directors for Board meetings; presiding at all executive sessions of the non-employee directors (which are held after all Board meetings); when applicable, serving as liaison between the Executive Chair and the independent directors; being available for consultation and direct communication with the Company’s stockholders; calling meetings of the non-employee directors when necessary and appropriate; and performing such other duties as the Board may from time to time designate.
•Mix of Company History and Fresh Ideas. We believe our current Board tenure and composition reflects an appropriate mix of historical company knowledge and fresh perspectives.

•Awareness and Oversight of Sustainability Matters. We conducted a stakeholder-led materiality assessment in 2021 to understand our sustainability context and identify and prioritize our sustainability issues. We engaged with company leaders, employees, investors, athletes, and consumers to ensure inclusion of representative voices from across our entire stakeholder network. Our analysis delivered a comprehensive view of where our business was and where we want to be in the future. We identified and prioritized material sustainability topics where we cause actual and potential impacts, both positive and negative. Our most pressing sustainability challenges include talent; climate change and greenhouse gas (GHG) emissions; sustainable products and materials; and trail access and conservation. This assessment informed our sustainability strategy: Fox Factory Frontiers, which has three integrated impact pillars – People, Planet, and Product – supported by excellence in business fundamentals. This strategic framework is guiding our work in this space globally with all efforts overseen by the Nominating and Corporate Governance Committee, whose Charter was updated in 2022 to reflect the Board’s growing oversight of the Company’s sustainability initiatives to ensure alignment with best practices. Please refer to the Sustainability section of this filing for an overview of the sustainability strategy.
Please see Corporate Governance for further discussion of our governance practices.
Director Nominees

The table below provides summary information about our two director nominees. Our directors are elected by a plurality of votes cast. For more information, refer to section Election of Class III Directors (Proposal 1). The Board recommends that you vote “FOR” each of the director nominees.

Name	Age	Director Since	Occupation	Committee(s)
Independent Directors
Thomas E. Duncan	60	July 2017	President and Chief Executive Officer ("CEO") of Snaga LLC	Chair of Nominating and Corporate Governance
Jean H. Hlay	65	February 2019	Former President and COO of MTD Products, Inc.	Chair of Audit and Member of Compensation

ELECTION OF CLASS III DIRECTORS
(PROPOSAL 1)
The Board of Fox Factory Holding Corp. is currently comprised of seven individuals and is divided into three classes serving staggered three-year terms. The terms of office of Classes I, II and III expire at different times in annual succession, with one class being elected at each Annual Meeting of Stockholders. Mr. Duncan and Ms. Hlay are Class III directors who are up for election at this year’s Annual Meeting of Stockholders. Ms. Fetter and Mr. Mendenhall are Class I directors and will serve until the 2026 Annual Meeting of Stockholders, or earlier in the case of such Class I director’s earlier death, resignation or removal. Messrs. Dennison, Johnson, and Waitman are Class II directors and will serve until the 2027 Annual Meeting of Stockholders, or earlier in the case of such Class II director’s earlier death, resignation or removal.
The Class III directors are proposed to be elected at the Annual Meeting to serve for a term to expire at the 2028 Annual Meeting of Stockholders or earlier in the case of such Class III director’s earlier death, resignation or removal. The Board nominated Mr. Duncan and Ms. Hlay for election as Class III directors. The nominees indicated a willingness to stand for election and to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named.
Unless otherwise indicated in your proxy, the persons named as proxies in the proxy card, or their substitutes, will vote your proxy for the nominee, who has been designated as such by the Board. In the event that a nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for any replacement nominee designated by the Nominating and Corporate Governance Committee and the Board, if such a replacement nominee is designated. The Nominating and Corporate Governance Committee recommended each nominee that the Board recommends to stockholders to the Board. The following paragraphs describe the business experience and education of our directors.
Directors Up for Re-Election

Thomas E. Duncan Director Age: 60 Independent Director Since: July 2017 Committees: Chair of Nominating and Corporate Governance
Thomas E. Duncan joined the Board in July 2017 and is Chair of the Company’s Nominating and Corporate Governance Committee. He is currently President/CEO of Snaga LLC. Prior to his current role, Mr. Duncan was a CEO of SDI LLC and prior to that, he was a Managing Board Member for Positec Group, a global manufacturer and marketer of power tools and lawn and garden equipment and accessories including the Rockwell and WORX brands. Prior to Positec, he was a Vice President of Robert Bosch Tool Corp. from June 2001 to September 2003, and was a Vice President at Vermont American Corp. from September 1992 to June 2001 and until it was acquired by Robert Bosch Tool Corp. Mr. Duncan was a director on the Outdoor Power Equipment Institute Board of Directors from October 2015 to April 2023 (Board Chair 2021-2022), and is currently a director on the Folks Center for International Business Board of Directors at University of South Carolina’s Darla Moore School of Business since September 2016. From 2018 to 2021, Mr. Duncan served on the Board of Directors of Fast Growing Trees (SP FGT Holdings LLC), a privately held e-commerce company. He earned a Bachelor of Arts degree in Rhetoric from the University of Virginia and a Master of international business from University of South Carolina’s Darla Moore School of Business.
Mr. Duncan has over 25 years of experience in the manufacturing and consumer durable goods industries, with significant expertise in brand development and scaling operations. He has a track record of success in direct marketing and operational management, bringing a unique insight into sales and growth strategies for the Company. Mr. Duncan’s strong global business leadership and executive management skills coupled with his strategic vision qualifies him to be a director.

Jean H. Hlay Director Age: 65 Independent Director Since: February 2019 Committees: Chair of Audit and Member of Compensation Audit Committee Financial Expert (as defined under SEC rules)
Jean H. Hlay has served on the Board since February 2019, was named chair of the Audit Committee of the Company in April 2021 and is a member of the Company’s Compensation Committee. She has more than 25 years of executive and senior leadership experience in the consumer branded products manufacturing and distribution industries. Ms. Hlay most recently was President and Chief Operating Officer of MTD Products, Inc., a privately owned, global manufacturer and distributor of residential and commercial outdoor power equipment with over 7,000 employees in 16 major locations worldwide. She was named to the MTD Products, Inc. Board of Directors in 2002, was appointed President and Chief Operating Officer in 2009 and continued in both roles until 2018. Prior to MTD, Ms. Hlay was CFO of Crossville Rubber Products, Inc./Plastivax, Inc., a manufacturer of rubber and vinyl floor mats serving the automotive industry, and she began her career at Price Waterhouse (now PwC). She has been serving on the Pella Corp. Board of Directors since 2012, and from 2006 to 2018 she served on the Outdoor Power Equipment Institute Board of Directors. Ms. Hlay also serves as a director for Blain’s Supply, Buckeye Corrugated Inc., and BCD Parent, Inc., which is a parent company of American Trailer World (ATW). Ms. Hlay earned a Bachelor of Science, business administration degree in accounting from Bowling Green State University and is a CPA (inactive).
Ms. Hlay has first-hand knowledge and experience in the consumer products manufacturing industry, value creation in this sector, and global operations. Her business expertise, customer-centric philosophy, and commitment to delivering quality products provide our Board with unique insight into consumer-branded manufacturing products and corporate strategy for such goods. She has a global vision, a commitment to success, and extensive leadership experience that qualify her as director.

Directors Not Up for Re-Election

Michael C. Dennison Director and CEO Age: 57 Non-Independent Director Since: February 2018
Michael C. Dennison has served as CEO since June 2019, having previously joined FOX in August 2018 as President, Powered Vehicles Group of Fox Factory, Inc. (“PVG”). Mr. Dennison has served as a director on our Board since February 2018. In addition to his current responsibilities, Mr. Dennison has extended his leadership to Solo Brands as a board member since 2023 and presides over the K&N Filters Board as Chairman since 2024. His tenure at FOX was preceded by a significant stint as President and Chief Marketing Officer for Flex Ltd. (NASDAQ:FLEX). While at Flex Ltd., Mr. Dennison served in a number of leadership roles, spearheading the procurement and global supply chain divisions, as well as serving as Senior Vice President of Business Management for both the High-Velocity Solutions group and the Mobile and Consumer Segment. Before his impactful association with Flex Ltd., he served as Regional Director at Arrow Electronics in New York. Mr. Dennison earned a Bachelor of Arts degree in Liberal Arts from Oregon State University in 1989.
Mr. Dennison brings over 25 years of leadership experience to the Board with considerable expertise to reach strategic, operational, sales, and marketing objectives. Mr. Dennison has extensive management experience with international consumer products, high technology, and global supply chain management. Additionally, his deep institutional knowledge of FOX, its products, and customers coupled with his strategic acumen allows Mr. Dennison to provide the Board with unique insight into the Company’s operations.

Dudley W. Mendenhall Chair of the Board Age: 70 Independent Director Since: June 2013 Committees: Member of Audit and Compensation Audit Committee Financial Expert (as defined under SEC rules)
Dudley W. Mendenhall joined our Board as a director of its subsidiary in February 2012 and was appointed to serve as Lead Independent Director of the Company’s Board of Directors in June 2013. Mr. Mendenhall was then appointed Chair of the Board in 2017 and served until 2019, when he was then reappointed as Lead Independent Director. Mr. Mendenhall served as Lead Independent Director until 2021, when he was once again appointed to Chair of the Board. Mr. Mendenhall also serves as a member of both the Company’s Audit and Compensation Committees. Since July 2012, Mr. Mendenhall has been an independent consultant providing financial advisory services. He was Vice President, Strategy, Planning and Operations in the office of Strategy and Technology at Hewlett-Packard Co. from January 2010 to July 2012; CFO of Solera Holdings Inc., a provider of software and services to the automobile insurance claims processing industry, from March 2009 to August 2010; and CFO of Websense Inc. from September 2007 to March 2009. From April 2003 to September 2007, Mr. Mendenhall was Senior Vice President of Finance and CFO of K2 Inc., an international sporting equipment manufacturer. He earned a Bachelor of Arts degree in economics from Colorado College.
Mr. Mendenhall has decades of experience as a CFO at public companies and extensive experience in both risk management and strategic planning. He brings experience in international operations and extensive expertise in financial controls and maintaining growth. His strong financial acumen gained through his finance leadership roles, accounting, and audit knowledge and experience brings valuable financial and reporting insight to our Board, qualifying him to serve as a director.

Elizabeth A. Fetter Director Age: 66 Independent Director Since: June 2017 Committees: Chair of Compensation and Member of Nominating and Corporate Governance
Elizabeth A. Fetter has served on our Board since June 2017 and currently serves as the Chair of the Compensation Committee and is a member of the Company’s Nominating and Corporate Governance Committee. Ms. Fetter has decades of board experience. She served on the McGrath Rentcorp Board of Directors from 2014 through 2024. She previously served on the Board of Talend SA from January 2020 through August 2021, when the company went private with Thoma Bravo. She served on the Alliant International University Inc. Board of Directors from 2015 to 2017 and on the Connexed Technologies Inc. Board of Directors from 2004 through 2021. Ms. Fetter served as a member of the Symmetricom Inc. Board of Directors from 2000 to 2013 and was appointed President and CEO of Symmetricom Inc. in April 2013. She served in this capacity until Microsemi Corp. acquired Symmetricom Inc. in November 2013. Ms. Fetter previously was President and CEO of NxGen Modular LLC from 2011 to 2012, and was President, CEO, and a Director of Jacent Technologies in 2007. She also served on the Quantum Corp. Board of Directors from 2005 to 2013 and on the Ikanos Corp. Board of Directors from 2008 to 2009. She previously was the Alliant International University Inc. Chair of the Board of Trustees and served as a trustee from 2004 to 2013. Ms. Fetter earned a Bachelor of Arts degree in communications from Pennsylvania State University, a Master of Science degree in industrial administration from Carnegie Mellon University (Tepper & Heinz Schools) and an Advanced Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.
Ms. Fetter has more than 25 years of public and private company board experience and held CEO roles at three companies ranging from startup to $5B in revenue. She has extensive experience in technology, telecommunications, real estate, and financial sectors. In 2019, she was named one of the Most Influential Corporate Board Directors by Women Inc. With significant experience in leadership and business development, Ms. Fetter brings a sophisticated understanding of public company operational requirements and strategic development, which qualifies her as director.

Sidney Johnson Director Age: 63 Independent Director Since: January 2021 Committees: Member of Nominating and Corporate Governance and Compensation
Sidney Johnson has served on the Board since January 2021, and is a member of both the Company’s Compensation Committee and Nominating and Corporate Governance Committee. Mr. Johnson has over 25 years of operational excellence and global supply chain experience in the technology, global mobility, and automotive manufacturing industries. He most recently served as Head of Procurement and Automotive Sourcing at Harman International Industries, Inc. He began his career at General Motors in 1988, holding a variety of positions in operations, lean manufacturing, purchasing, and quality assurance before joining Delphi in 2000 as Purchasing Director. He spent over 25 years with Aptiv (formerly Delphi) with his last role as Senior Vice President, Global Supply Chain Management. In this role, he built supplier capabilities and implemented global sourcing strategies that allowed for greater business flexibility and cost efficiencies. Previously, he has served as Vice Chair of the National Minority Supplier Development Council Board of Directors and Advisory board member of the International Trade Centre, a joint agency between the World Trade Organization and the United Nations. Mr. Johnson earned a Bachelor's degree in industrial engineering and technology from Central State University in Wilberforce, Ohio, and a Master's degree in industrial management from Wesleyan University in Indianapolis.

Mr. Johnson has a breadth of knowledge and experience in logistics and supply chain management, ranging from national and international supply chain ecosystems to novel disruptors in the global economy. His unique insight is critical to the Company as we implement the next phase of efficiencies into our business and operations and build supplier diversity. His accomplishments in operational efficiency and value creation across various sectors, including the automotive sector, as well as his unique insight into supply chain risk in an evolving global economy, qualify him to serve as director.

Ted D. Waitman Director Age: 75 Independent Director Since: June 2013 Committees: Member of Audit and Nominating and Corporate Governance
Ted D. Waitman has served on the Board since June 2013, and is a member of both the Company’s Audit Committee and Nominating and Corporate Governance Committee. Since 1978, he has held various leadership positions, including President and CEO of CPM Holdings Inc. since 1996 and Director at the same organization from 2003 to 2020 and served in an advisory capacity until the end of 2022. Mr. Waitman was an independent director of Compass Diversified Holdings, our Sponsor’s parent, from 2006 to 2008. He previously was a Director of the American Feed Industry Association and President of the Process Equipment Manufacturers' Association. Mr. Waitman earned a Bachelor of Science degree in industrial engineering from the University of Evansville.
Mr. Waitman has culminated extensive experience from over three decades of service as a board member and in executive management roles. His experience and leadership in corporate strategy, acquisitions and global growth provide valuable and insightful perspectives on a multitude of issues facing public companies. He provides considerable guidance on corporate development, acquisitions, international expansion, business operations, and the manufacturing industry qualifying him as a director.
Director Skills and Expertise Matrix
The matrix below highlights the key skills and qualifications of each Director. The Nominating and Corporate Governance Committee periodically reviews the overall composition of the Board to ensure a balanced mix of knowledge and experience. This matrix serves as a high-level summary rather than an exhaustive list, showcasing the primary areas of expertise for each Director. It is important to note that the absence of a mark does not imply a lack of experience, qualification, or skill. Directors have acquired these experiences, qualifications, and skills through education, direct experience, and oversight responsibilities.

	M.DENNISON	D.MENDENHALL	T.DUNCAN	E.FETTER	J.HLAY	T.WAITMAN	S.JOHNSON
FINANCIAL EXPERTISE: is critical for leveraging our success metrics and ensuring precise reporting and strong internal auditing
BRAND AND MARKETING: key to effectively stewarding and elevating our world-class brands
OTHER PUBLIC COMPANY BOARD: showcases a solid grasp of governance, strategy, risk management, and growth oversight
INFORMATION TECHNOLOGY/CYBERSECURITY: is essential for grasping our capabilities and the risks tied to cybersecurity
RISK MANAGEMENT EXPERTISE: is crucial for identifying and navigating the complexities of our increasingly global business environment
HUMAN CAPITAL MANAGEMENT: is key to understanding workforce development and crafting compensation programs that attract and retain top talent.
INTERNATIONAL EXPERIENCE: is vital for our global operations and the worldwide reach of our breadth of products
LEADERSHIP EXPERIENCE: is essential; we seek directors who can confidently advise our executive team on diverse challenges
CORPORATE RESPONSIBILITY/ SUSTAINABILITY: enhances our understanding of key issues that directly impact our business strategy
MANUFACTURING INDUSTRY EXPERIENCE: including supply chain and procurement expertise, is crucial for navigating our global footprint and robust operations
AGE[3]	57	70	60	66	65	75	63
GENDER	Male	Male	Male	Female	Female	Male	Male
1 Average tenure as of March 26, 2025.
2 Director diversity is calculated based on gender and ethnicity.
3 Age as of March 26, 2025.

Required Vote for Election of Directors
The election of directors in contested elections and uncontested elections of non-incumbent directors is by plurality vote of holders present, in person or by proxy at the Annual Meeting and entitled to vote thereon, with each nominee receiving a plurality of the votes cast to be elected as a director. Pursuant to the Corporate Governance Guidelines, in uncontested elections of incumbent directors, nominees receiving a majority of the votes cast in person or by proxy at the Annual Meeting will be elected as a director. If a nominee fails to receive more votes “for” than “against,” the nominee must tender his or her resignation to the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation and whether other action should be taken. The Board will then consider each tendered resignation and act on each, and within 90 days following certification of the election results, the Company will publicly announce the decision of the Board whether to accept or reject the tendered resignation.
Recommendation of the Board
The Board recommends that you vote “FOR” each of the nominees, Mr. Duncan and Ms. Hlay, to be elected to our Board as Class III directors for terms ending at our 2028 Annual Meeting of Stockholders or earlier in the case of such director’s death, resignation, or removal.

DIRECTOR COMPENSATION
Non-employee Director Compensation for Fiscal Year 2024
Any non-employee director who, directly, indirectly, or beneficially owns 5% or more of outstanding securities or is employed by or represents a stockholder of us that, directly, indirectly, or beneficially owns 5% or more of the Company’s outstanding securities is not entitled to receive any cash compensation or equity-based compensation for his or her service on the Board. Such non-employee director is, however, entitled to receive reimbursement for reasonable expenses that he or she properly incurs in connection with attending Board meetings and performing duties as a director.
For fiscal year 2024, our Non-employee Director Compensation Policy, as amended and restated, provided for an annual cash retainer of $80,000, payable in quarterly increments, for service as a non-employee director of the Company. A non-employee director who serves as Chair of the Board is paid an additional annual retainer of $90,000 and an additional equity award outlined below, plus the other retainers and compensation he or she may receive. The Chairs of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are provided additional annual retainers of $25,000, $17,500 and $17,500, respectively. Each non-employee director serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is provided additional annual retainers of $10,000, $10,000, and $10,000, respectively. Finally, each of the non-employee directors is entitled to receive reimbursement for reasonable expenses that he or she properly incurs in connection with attending Board meetings and his or her duties as a director.
Pursuant to our Non-employee Director Compensation Policy, as amended and restated, non-employee directors are also granted annual equity-based compensation awards in the form of restricted stock units (“RSUs”) pursuant to the 2022 Omnibus Plan. These awards vest on the day immediately prior to the next Annual Meeting of Stockholders, subject to accelerated vesting in the event of the director’s death or a change in control of the Company and are subject to such additional terms and conditions as may be set forth in the applicable award agreement and plan. Subject to applicable laws and our policies in place for equity-based awards, through fiscal year 2024, the non-employee directors were entitled to receive an annual award of RSUs determined by dividing $160,000, by the closing price of our common stock on the date of grant. The Chair of the Board or our Lead Independent Director, as applicable, will receive an additional annual award of RSUs determined by dividing $15,000 by the closing price of our common stock on the date of grant. In fiscal year 2024, other than the Chair of the Board, Mr. Mendenhall, who received 4,022 RSUs on May 3, 2024, each other non-employee director received an award of 3,677 RSUs on May 3, 2024. These awards will vest on the day immediately prior to the 2025 Annual Meeting, subject to accelerated vesting in the event of a director’s death or a change in control of the Company.
The following table sets forth information for fiscal year 2024 regarding the compensation awarded to, earned by or paid to persons who served as our non-employee directors during fiscal year 2024.

Director Compensation - Fiscal Year 2024
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Dudley W. Mendenhall	$188,750	$175,000	$363,750
Thomas E. Duncan	$96,250	$160,000	$256,250
Elizabeth A. Fetter	$106,250	$160,000	$266,250
Jean H. Hlay	$113,750	$160,000	$273,750
Sidney Johnson	$98,750	$160,000	$258,750
Ted D. Waitman	$98,750	$160,000	$258,750
(1)Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB Topic 718 of RSUs awarded in fiscal year 2024 pursuant to the 2022 Omnibus Plan. The RSUs vest on the day before the Company’s Annual Meeting.

CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which currently consists of seven members. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling, and direction to our management.
The Board of Directors
Governance Guidelines
Our Board adopted a set of governance guidelines (the “Governance Guidelines”) to assist our Board and its committees in performing its duties and serving the best interests of our Company and our stockholders. The Governance Guidelines cover topics including, but not limited to, director selection and qualification, director responsibilities and operation of our Board, director resignation, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning, recoupment of performance-based compensation, and the annual evaluations of our Board and Committees.
Code of Ethics
Our Board adopted a Code of Ethics that applies to all of our employees, officers, and directors, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethics is posted on our website http://investor.ridefox.com. The Code of Ethics can only be amended by the approval of a majority of our Board, including a majority of our independent directors. Any waiver to the Code of Ethics for an executive officer or director may only be granted by our Board and must be timely disclosed as required by applicable law. Any amendments to the Code of Ethics, or any waivers of its requirements, will be disclosed on our website at http://investor.ridefox.com or by filing with the SEC a Current Report on Form 8-K, in each case, if such disclosure is required by rules of the SEC or Nasdaq Listing Rules.
Leadership Structure
The Board believes its current leadership structure is best suited to serve the interest of the stockholders. The Board does not have a policy as to whether the Chair should be an independent director, but when the Chair is not an independent director, the independent directors appoint a “Lead Independent Director.” Mr. Mendenhall, an independent director, serves as our Board Chair. As Board Chair, Mr. Mendenhall is responsible for: approving Board meeting agendas; in consultation with the non-employee directors, when applicable, approving Board meeting schedules to ensure there is sufficient time for discussion of all agenda items; approving the type of information to be provided to directors for Board meetings; presiding at all executive sessions of the non-employee directors (which are held after every Board meeting); when applicable, serving as liaison between the Executive Chair and the independent directors; being available for consultation and direct communication with the Company’s stockholders; calling meetings of the non-employee directors when necessary and appropriate; and performing such other duties as the Board may from time to time designate. The CEO has general charge and management of the affairs, property and business of the corporation, under the oversight, and subject to the review and direction, of the Board, but does not serve in a leadership capacity on the Board.
Our Board has three standing committees, comprised solely of independent directors, the Audit Committee, chaired by Ms. Hlay; the Compensation Committee, chaired by Ms. Fetter; and the Nominating and Corporate Governance Committee, chaired by Mr. Duncan. The responsibilities and authority of each committee are described in this Proxy Statement.

Board and Committee Self-Evaluations
Our Board recognizes that a thorough, constructive self-evaluation process enhances our Board’s effectiveness and is an important element of good corporate governance. Each year, the Nominating and Corporate Governance Committee undertakes the development and execution of the self-evaluation process, including whether to modify the written evaluation questionnaire or to engage a third party to facilitate the evaluation.
In 2024, written questionnaires were used in the evaluation to solicit feedback on a range of topics, including overall Board effectiveness, Board dynamics and communication, interaction with management, Board skills and experience, risk oversight, the role of the Board and Committee Chairs, and information and resources. Following completion of the written questionnaires, all written comments were provided to the Chair of the Nominating and Corporate Governance Committee and our Chief Legal Officer (“CLO”). Our CLO then met with each director individually to discuss additional input on these topics and to provide individual feedback. The results of the written questionnaires and feedback received during the individual conversations were anonymized and compiled into a report that was provided to the directors and the members of each committee. Committee chairs led a discussion of the self-evaluation results for their respective committees and a summary of Board and committee self-evaluation results was discussed with the full Board. The self-evaluation process is reviewed each year by the Nominating and Corporate Governance Committee to determine if any changes should be made and Director suggestions for improvements to the self-evaluation questionnaires and process are considered for incorporation for the following year.
2024 Board Evaluation Process

Questionnaire » Self-evaluation questionnaires solicit director feedback in written form

One-on-one Discussions
» Non-anonymized questionnaires provided to the Nominating and Corporate Governance Committee Chair and CLO to facilitate candid, one-on-one discussions with each director where the CLO solicits additional feedback

Results Policies and practices are updated as appropriate per evaluation results and discussions

Board and Committee Reports » Self-evaluation results are anonymized, summarized and provided to each committee and the full Board

Board and Committee Discussions » Discussions of each committee and the full Board self-evaluations led by the respective committee or Board chair

Risk Oversight
Management is responsible for managing the day-to-day risks confronting our businesses, and our Audit Committee oversees enterprise risk management (“ERM”). In performing its oversight role, our Audit Committee ensures the ERM processes designed and implemented by management are functioning effectively and promoting risk-adjusted decision-making. The teams leading our businesses regularly assess the various risks impacting their businesses and implement and adjust mitigation plans on an ongoing basis. In addition, in consultation with our compliance team and senior management, they annually prepare risk profiles consisting of a heat map and summary of key risks and mitigating strategies, which are used to prepare a comprehensive company risk profile based on identified business risks as well as enterprise risks. Among other things, these risks include the macroeconomic environment, climate change, cybersecurity, operational and supply chain disruptions, and an increasingly regulatory environment.
We strive to implement and improve processes that are designed to support a strong internal control environment and promote the early identification and ongoing mitigation of risks. Our legal and compliance functions report to our CLO to provide independent evaluation of the challenges facing our businesses. Additionally, our internal audit team reports to the Audit Committee, including during executive sessions of the Audit Committee, in the conduct of its operational responsibilities to help ensure independence from management is maintained.
The Audit Committee oversees our internal control environment and evaluates the effectiveness of our internal controls at least annually. Supplementing these processes, the Audit Committee meets regularly in executive session with the leaders of our internal audit team and representatives of our independent registered public accounting firm, and as needed with other members of senior management such as our CEO, CFO, CAO and CLO.
2024 Risk Focus Areas
We remain committed to a proactive approach to risk management, continuously assessing and addressing key areas that could impact our operational and financial performance. During 2024, our Audit Committee was particularly focused on overseeing the risk areas described below:
1.Revenue Stability and Customer Diversification – A concentrated customer base can pose financial risk, making it essential to maintain strong relationships while strategically expanding our market reach to mitigate revenue volatility.
2.Market and Technological Adaptation – The evolving landscape of vehicle technology, including advancements in electrification and automation, requires continuous innovation to ensure our products remain relevant and competitive in a shifting market.
3.Talent Management and Workforce Sustainability – Recruiting, retaining, and developing a highly skilled workforce is critical to sustaining operational excellence and fostering innovation. Addressing labor market challenges and workforce engagement is a key focus to ensure long-term success.
4.Cybersecurity and Data Protection – As digital infrastructure becomes increasingly integral to business operations, ensuring the security of our systems, intellectual property, and customer data is paramount. Strengthening cybersecurity measures remains a priority to mitigate operational and reputational risks.
5.Regulatory Compliance and Global Trade Strategy – The dynamic nature of trade regulations and international supply chain complexities necessitates rigorous compliance efforts. Maintaining adaptability in response to shifting trade policies and regulatory requirements helps safeguard business continuity and cost efficiency.

By focusing on these key areas, we continue to enhance our risk management approach, ensuring resilience and agility in a rapidly evolving business environment. The following chart illustrates our risk framework:

DATA HARVESTING
RISK IDENTIFICATION
MITIGATION PLANNING
REPORTING
AUDIT COMMITTEE
BOARD OF DIRECTORS
Compliance surveys business leads, industry trends, and the regulatory landscape
Risks are catalogued and assessed
Risk scoring is established
Mitigation teams are established
Mitigation teams design plans against assigned risks
Milestones established for all mitigation work
Emerging risks are reported to Audit Committee
Progress against mitigation plans is reported to Audit Committee
Communication
Feedback
Communication
Feedback

Board Meetings
During fiscal year 2024, the Board held five meetings. All of our directors who served in fiscal year 2024 attended all of the aggregate of (1) the total number of meetings of the Board (held during the period for which such person has been a director) and (2) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).
Attendance of Directors at the Annual Meeting
Pursuant to our Governance Guidelines, our directors are encouraged to attend our Annual Meetings of Stockholders. Five of our directors attended our 2024 Annual Meeting of Stockholders.

Stock Ownership Guidelines
Effective January 2, 2021, our Board established Stock Ownership Guidelines (the “Guidelines”) to promote a long-term perspective in managing FOX and to ensure alignment with stockholders, capital markets and public interests. The CEO, CFO, CAO, CLO and Group Presidents (collectively, the “Covered Executives”) and the non-employee directors of the Board (“Directors,” together with the Covered Executives the “Covered Executives and Directors”) are the individuals subject to the Guidelines. Each Covered Executive and Director is expected to acquire, and continue to hold during the term of his or her employment as a Covered Executive, or during his or her term as a Director, as applicable, ownership of FOX common stock (FOXF) having a value equal to: five times base salary for the CEO three times base salary for the remainder of the Covered Executives, and five times the annual cash retainer for the Directors, rounded up to the nearest 500 shares (the “Ownership Requirement”). Additionally, Covered Executives and Directors must retain at least 50% of his or her net shares following the exercise of options, the vesting of restricted stock units or the vesting of performance share units until the applicable Ownership Requirement has been met. Covered Executives and Directors are expected to achieve the applicable Ownership Requirement within five years after first becoming subject to the Guidelines, but the Nominating and Corporate Governance Committee may grant a waiver to the Guidelines on a case-by-case basis. As of the date of this Proxy Statement, all Covered Executives and Directors met their Ownership Requirements or were on target to reach their expected position within the five-year timeline.
Policies
Hedging and Pledging Policy
Our Board adopted the Policy Regarding Insider Trading, Tipping and Other Wrongful Disclosures, or the Insider Trading Policy. The Insider Trading Policy prohibits employees (including part-time and temporary employees), officers, directors, consultants and contractors of the Company from hedging transactions with respect to shares of our common stock. The Insider Trading Policy also requires directors, executive officers and designated insiders to obtain pre-approval from one of the Company's Designated Officers before pledging shares of our common stock. Our Insider Trading Policy can be found attached as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended January 3, 2025.
Clawback Policy
Additionally, effective October 2, 2023, our Board adopted the Fox Factory Holding Corp. Amended and Restated Clawback Policy (the “Clawback Policy”). The Clawback Policy provides for the recovery of certain erroneously awarded incentive compensation in the event the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Clawback Policy is intended to comply with, and shall be interpreted in accordance with, Section 10D of the Securities Exchange Act of 1934, as amended, Exchange Act Rule 10D-1, and Nasdaq Stock Market Listing Rule 5608. The Clawback Policy can be found attached as Exhibit 97 to our Annual Report on Form 10-K for the year ended January 3, 2025.

Certain Relationships and Related Transactions and Director Independence
Policies and Procedures for Related Party Transactions
Our Board adopted a written related person transaction policy, which is included in our Code of Ethics and sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. As provided by our Nominating and Corporate Governance Committee Charter, our Nominating and Corporate Governance Committee is responsible for reviewing and approving in advance any related party transaction and no related party transactions have been approved except in accordance with our policy. In fiscal year 2024, we did not engage in any related person transactions requiring disclosure under Item 404 of Regulation S-K.
Director Independence
The rules and listing standards of NASDAQ, or the Nasdaq Listing Rules, generally require a majority of the members of our Board satisfy the Nasdaq Listing Rules criteria for “independence.” No director qualifies as independent under the Nasdaq Listing Rules unless our Board affirmatively determines that the director does not have a relationship with us that would impair independence (directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board determined that Messrs. Mendenhall, Waitman, Johnson, and Duncan and Mses. Fetter and Hlay are currently independent directors as defined under the Nasdaq Listing Rules. Mr. Dennison has been determined not to be independent by our Board.

Nominations of Directors
Consideration of Director Nominees
The Nominating and Corporate Governance Committee annually assesses the size and composition of the Board in light of our operating requirements and determined that seven is the appropriate number of directors to have on the Board. The Nominating and Corporate Governance Committee also identifies and makes recommendations to the Board with respect to candidates for election as directors by stockholders at our Annual Meetings of Stockholders. When necessary, the Nominating and Corporate Governance Committee utilizes external director search firms as well as the Company’s internal Human Resources staff to engage in a thorough and exhaustive search for candidates. The Nominating and Corporate Governance Committee reviews candidates with certain criteria designed to best serve the Company, including, but not limited to: (1) possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility; (2) have a genuine interest in the Company and a recognition that, as a member of the Board, each director is accountable to the stockholders of the Company; (3) have a background that demonstrates an understanding of business and financial affairs of other organizations of comparable or larger purpose, complexity and size, and subject to similar or greater legal restrictions and oversight; (4) be able to contribute to the effective oversight of the Company, taking into account the needs of the Company and such factors as the individual’s experience, perspective, skills, and knowledge of the industries in which the Company and its subsidiaries operate; (5) have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Company and its stockholders; (6) have no relationships that might impair his or her independence, including, but not limited to, business, financial or family relationships with the Company’s management; (7) have the ability and be willing to spend the time required to function effectively as a director; (8) possess skills necessary for service on Board committees; (9) be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the Company as a director; and (10) have independent opinions and be willing to state them in a constructive manner. These criteria are set forth in the Nominating and Corporate Governance Committee Charter.
The Nominating and Corporate Governance Committee will consider director candidates recommended by Company stockholders, as provided for in our Amended and Restated Bylaws (the “Bylaws”), and as set forth below. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an Annual Meeting of Stockholders, must do so by delivering no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting a written recommendation to the Nominating and Corporate Governance Committee c/o Fox Factory Holding Corp., 2055 Sugarloaf Circle, Suite 300, Duluth, GA 30097, Attn: Chief Legal Officer, and must meet the deadlines and other requirements set for in the Bylaws and the rules and regulations of the Securities and Exchange Commission (“SEC”). If a stockholder, in accordance with the procedural requirements discussed above, recommends a proposed director candidate, the CLO will provide the stockholder recommendation to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate the proposed director’s candidacy and recommend whether the Board should nominate the proposed director candidate for election by Company’s stockholders.

Sustainability
Our Board is engaged and involved in overseeing the Company’s long-term strategy, including evaluating key business risks and opportunities, consumer trends and competitive developments. This also includes aspects of our sustainability initiatives that relate to our corporate strategy, which the Nominating and Corporate Governance Committee and, as appropriate, the Board discuss quarterly. As a result of this process, the Board increased its oversight and support of our sustainability efforts. The Company-wide Fox Factory Frontiers strategy focuses on three integrated impact pillars: People, Planet, and Product - supported by excellence in business fundamentals. In fiscal year 2024, we published our third sustainability report that detailed progress made within our strategic framework.
People
Our Company’s success depends on the talent and diverse perspectives of our employees, who bring their unique experiences and skills to fuel our passion for innovation and outperforming the competition. Our approach to building the most talented workforce is rooted in our commitment to our core values of leadership, trust, collaboration, agility, service, and ingenuity, which guide how we interact with each other, our customers, and our community of adventurers. We focus on three key areas: talent, inclusion, and diversity; employee health, safety, and well-being; and community impact. Embracing a “One Fox” culture, we seek to foster a sense of belonging across locations, countries, and continents, ensuring everyone feels valued, appreciated, and motivated to achieve their full potential. We consistently strive to maintain a work environment that inspires excellence and nurtures individual growth. In addition, we expanded self-paced development via Workday Learning, including the delivery of functional and compliance-based training, and have continued to drive progress across our portfolio of leadership development programs.
To bolster strong connections within our communities, we have a community impact grant program focused on supporting STEM education, workforce development, and socio-economic equity. Additionally, our BOOST employee program flourished, matching employee charitable donations and volunteer time to maximize our collective impact in our communities fueled by our second annual Giving Month.
Planet
The Planet Frontier is focused on enjoying, protecting, and renewing our global playground. Our products enable consumers to connect with the natural environment and so a healthy planet is important to our business. We aim to play a leading role in reducing the impact of cycling and powered vehicle recreation on the planet. The Company assesses its environmental risks on an ongoing basis. We recognize that our operations have the potential to impact the environment, including, but not limited to, the use of non-recyclable materials in certain of our products and our continued business growth, which may cause higher utility usage. In fiscal year 2024, we continued to streamline our Scope 1, 2, and 3 greenhouse gas inventory (verified externally), based on 2023 data, to quantify our operational, upstream, and downstream emissions related to energy consumption and other factors. We also leveraged our climate risk assessment data to drive progress on our Carbon Disclosure Product and Taskforce on Climate-related Financial Disclosures submissions.
In terms of our supply chain, we continued to gain adoption of our Supplier Code of Conduct that we rolled out to all Tier 1 suppliers in fiscal year 2022. It details our expectations related to labor, health and safety, the environment, and ethics. We expect that all suppliers, their employees, and any third parties act responsibly and conscientiously based on the principles and guidelines outlined in the Code of Conduct.
Because our products are an integral part of outdoor adventuring, we have the responsibility to promote the conscientious use of land amongst outdoor enthusiasts and protect our shared playgrounds. We also aim to expand opportunities within the outdoor sporting industry, diversifying the populations that participate in cycling and power sports. Since fiscal year 2021, Trail Trust, our signature global community outreach initiative, helped do just that. To date, we donated $1.8 million, supporting the build and maintenance of 650 miles of trails and new outdoor adventuring for 24,000 members of underrepresented groups.

Product
The Product Frontier focuses on redefining performance through responsible innovation. We focus on infusing the sustainability lens in product development; maintaining our leading performance for product integrity, design, and innovation; and pursuing strong performance in supply chain social and environmental impact. When we view product development through the lens of sustainability, we find opportunities to reduce the impacts of our products while improving performance, quality, and value. This enables consumers to deepen their connection to the natural environment. We also continually strive to reduce environmental impacts of the manufacturing processes employed in our own facilities and in our supply chain. Using our internally generated and maintained Approved Materials List, we can proactively stay ahead of global regulations and reduce the risk of impacts to the environment, workers, and users. These material changes also resulted in performance and cost improvements. In addition, we expanded our sustainable packaging initiatives across the business to include transitioning to reusable containers for internal parts transfers, employing reusable dunnage to safely ship parts to OEM Customers, and improving designs to create lower impact consumer packaging. Additionally, we continued use of renewable energy in our key facilities and intend to continue those efforts in 2025. We sustained investment in resources to enhance our real-world, virtual, and lab testing capabilities to bolster our products’ durability, safety, and performance. Designing our products for serviceability and our robust service offerings further extend the lifespan of our products and enhance their sustainability.
Communications with the Directors
Stockholders wishing to communicate with the Board or an individual director may send a written communication to the Board or such director, c/o Fox Factory Holding Corp., 2055 Sugarloaf Circle, Suite 300, Duluth GA 30097, Attn: Chief Legal Officer. Communications may also be sent to the CLO by email at legal@ridefox.com.
Each communication must be in the form described in the Fox Factory Holding Corp. Process for Security Holder Communications with the Board of Directors, which is posted on our website at http://investor.ridefox.com. Communications determined by our CLO to be appropriate for presentation to the Board or such individual director will be submitted to the Board or such director on a periodic basis. Any communications that concern questionable accounting or auditing matters involving us will be handled in accordance with the terms or our Code of Ethics.

Board of Directors, Executive Officers and Committees
Certain Information Regarding our Directors and Executive Officers
The name and age as of the date of this Proxy Statement of each director, nominee, and executive officer and the positions held by each of them in fiscal year 2024 are as follows:

Name	Age	Class	Position
Michael C. Dennison	57	II	Director and CEO
Dennis C. Schemm	59	—	CFO and President, AAG
Brendan R. Enick	41	—	CAO and Treasurer
Toby D. Merchant	46	—	CLO, Chief Compliance Officer and Secretary
Christopher J. Tutton	51	—	President, Specialty Sports Group of Fox Factory, Inc. (“SSG”)
Paul W. Stecher	58	—	Chief Information Officer and President, PVG
Dudley W. Mendenhall	70	I	Chair of the Board
Thomas E. Duncan	60	III	Director
Elizabeth A. Fetter	66	I	Director
Jean H. Hlay	65	III	Director
Sidney Johnson	63	II	Director
Ted D. Waitman	75	II	Director
Executive Officers who are not Directors
Dennis C. Schemm joined FOX in June 2023 as the CFO. On August 1, 2024, the Board appointed Mr. Schemm as President, AAG. In connection with Mr. Schemm’s appointment, he remained as the Company’s CFO but no longer serves as the Company’s Treasurer. He has more than 25 years of experience in finance, with a deep skill set that includes financial risk management, controllership, global financial planning and analysis, treasury, audit, capital allocation strategies, and mergers and acquisitions. Prior to joining the Company, Mr. Schemm served as the Senior Vice President and CFO at Trex for the last three years and was the Senior Vice President, CFO and Commercial Lead, Joint Compound Division at Continental Building Products from 2015-2020. Mr. Schemm graduated with an MBA degree from Carnegie Mellon University.
Brendan R. Enick joined FOX in May 2023 as its first CAO and was appointed as the Company’s Treasurer in August 2024. He oversees financial stewardship and strategic vision for capital allocation, mergers and acquisitions, and audits, ensuring FOX’s financial health and growth. Mr. Enick brings over 17 years of experience to the company. Prior to joining FOX and beginning in 2019, Mr. Enick was Vice President of Finance and Corporate Controller at Carters Inc (NASDAQ – CRI) and held various accounting and finance positions at Novelis beginning in 2012 and Ernst & Young prior to that. Mr. Enick is a Certified Public Accountant (CPA) and was the Advisory Chair to the Atlanta Chapter of the SEC Professionals Group and is a Board Member of the March of Dimes Atlanta Chapter. Mr. Enick earned both a Bachelor Degree in Finance and Master Degree in Accountancy from Wake Forest University.
Toby D. Merchant joined the Company as its first CLO and Secretary in April 2021. Mr. Merchant was also appointed as FOX’s Chief Compliance Officer in August 2021. Prior to joining FOX, Mr. Merchant was the Chief Operating Officer and General Counsel to McKenna & Associates, LLC, a boutique advisory firm that manages its own proprietary capital. Before that, Mr. Merchant was a partner at Squire Patton Boggs (US) LLP where he was a member of the firm’s global Corporate and Financial Services practice groups from October 2006 until November 2019. Prior to Squire Patton Boggs (US) LLP, Mr. Merchant was an associate at Dinsmore & Shohl LLP in the firm’s corporate practice group. Mr. Merchant has over 20 years of experience working with public and private companies on a variety of matters ranging from corporate governance, securities matters, and company-specific issues, to leading domestic and international mergers, acquisitions, and divestitures. Mr. Merchant graduated with a Bachelor of Science degree from Cornell University and earned his Juris Doctor at Case Western Reserve University where he graduated cum laude.

Executive officers. Our executive officers are elected by, and serve at the discretion of, our Board. There are no familial relationships between our directors and executive officers (or any nominees thereto). During 2024, our Nominating and Corporate Governance Committee and our Board completed a review of its “officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and “executive officers” and/or “named executive officers” for purposes of Rule 3b-7 of the Exchange Act and determined that going forward such persons would be Michael C. Dennison, Dennis C. Schemm, Toby D. Merchant and Brendan R. Enick.
Committees of the Board of Directors
The composition and responsibilities of each of the separately designated standing committees of our Board are described below. Members serve on these committees until their earlier death, resignation or removal.
Audit Committee. Our Audit Committee held four meetings during fiscal year 2024 and is currently comprised of Messrs. Mendenhall and Waitman and Ms. Hlay, with Ms. Hlay serving as Chair of this committee. Our Board determined that each member of the Audit Committee is “independent” and “financially literate” under the Nasdaq Listing Rules and the SEC rules and regulations and that each of Ms. Hlay and Mr. Mendenhall is an “audit committee financial expert” under the rules of the SEC. The responsibilities of the Audit Committee are included in its written charter, a current copy of which is available on our website http://investor.ridefox.com. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The functions of this committee include, among others:
•selecting, retaining, terminating, determining compensation for, and overseeing the independent registered public accounting firm;
•reviewing the scope of the audit by the independent registered public accounting firm;
•inquiring into the effectiveness of our accounting and internal control functions;
•assisting our Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, our adherence to policies regarding ethics and business practices, cybersecurity, and our enterprise risk-management practices;
•approving, or pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm; and
•obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes our internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues.
Compensation Committee. Our Compensation Committee held five meetings in fiscal year 2024 and is currently comprised of Mses. Fetter and Hlay, and Messrs. Mendenhall and Johnson, with Ms. Fetter serving as Chair of this committee. Our Board determined that each member of the committee is “independent” under the Nasdaq Listing Rules and all applicable laws. Each of the members of this committee is also a “non-employee director” as that term is defined under Rule 16b-3 of the Exchange Act. The responsibilities of the Compensation Committee are included in its written charter, a current copy of which is available on our website http://investor.ridefox.com. The functions of this committee include, among others:
•determining, or recommending to our Board for determination, the compensation of our CEO, our other executive officers, and certain other employees as determined by the Compensation Committee, and reviewing and approving or recommending to our Board for approval performance goals relevant to such compensation;
•evaluating and recommending the type and amount of compensation to be paid or awarded to the members of our Board;
•approving, periodically evaluating and proposing amendments to long-term incentive plans;
•evaluating and recommending to our Board new equity incentive plans, compensation plans and similar programs advisable for us, as well as recommending to our Board the modification or termination of existing plans and programs;

•establishing or recommending policies with respect to compensation arrangements; and
•considering the Company’s remedies for recoupment and clawback, pursuant to the Clawback Policy, in connection with grants of compensation awards to the Board and executive officers.
Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held four meetings in fiscal year 2024 and is currently comprised of Messrs. Duncan, Johnson and Waitman and Ms. Fetter, with Mr. Duncan serving as Chair of this committee. Our Board determined that each member of the committee is “independent” under the Nasdaq Listing Rules and all applicable laws. The responsibilities of the Nominating and Corporate Governance Committee are included in its written charter, a current copy of which is available on our website http://investor.ridefox.com. The functions of this committee include, among others:
•interviewing, evaluating, and recommending to our Board candidates for election as our directors, including nominations by stockholders;
•responsibility for matters relating to nomination of directors;
•maintaining formal criteria for selecting director nominees who will best serve the interests of our Company and our stockholders;
•considering and assessing the independence of members of our Board;
•evaluating director performance on our Board and applicable committees of our Board and determining whether continued service on our Board is appropriate;
•evaluating the adequacy of our corporate governance practices and policies;
•reviewing and approving all related party transactions;
•developing and periodically reviewing and recommending to our Board appropriate revisions to our corporate governance framework, including our Amended and Restated Certificate of Incorporation, Bylaws and Governance Guidelines;
•monitoring compliance with our Governance Guidelines and Stock Ownership Guidelines; and
•reviewing the composition of each committee annually and presenting recommendations for committee membership for our Board to consider.
Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee was an employee or officer of the Company during fiscal year 2024, was formerly an employee or officer of FOX or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past fiscal year served, as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis (“CD&A”) describes the material compensation elements, practices and decisions for the Company’s Named Executives Officers (“NEOs”). The Company’s NEOs for fiscal year 2024 were:
•Michael C. Dennison, CEO
•Dennis C. Schemm, CFO and President, AAG
•Brendan R. Enick, CAO and Treasurer
•Toby D. Merchant, CLO, Chief Compliance Officer and Secretary
•Christopher J. Tutton, President, SSG
•Paul W. Stecher, Chief Information Officer and President, PVG
Executive Summary
The Compensation Committee (“Committee”) oversees the NEO pay program and works with management to design and administer compensation plans that motivate and reward the Company’s officers to execute the Company’s strategy to create stockholder value without taking excessive risks. The Committee believes its executive compensation philosophy, policies, plans, and programs reflect strong alignment with stockholders as demonstrated by the following:
•Incentive financial metrics of 2024 adjusted EBITDA and adjusted EBITDA margin and 2022-2024 ROIC and Free Cash Flow directly align to our strategy and areas of financial focus to drive stockholder value.
•Incentive payouts reflected our results ending in 2024 that were below challenging goals set at the start of the period. As such, no payouts were earned for the 2024 annual cash incentive, 2022-2024 performance share units (“PSUs”), and the first one-third of the 2024-2026 PSU awards.
•Decline in the value of the officers’ Company stock held and potential realizable value of outstanding long-term incentive awards are commensurate with the decline in stock price experienced during 2024 by stockholders.
•Strong stockholder support for our annual Say on Pay advisory vote, including approximately 90% last year and 5-year average support of 94%.
Company Overview
The Company is a global leader in the design, manufacturing, and marketing of premium products that deliver championship-level performance for customers worldwide. Our portfolio of brands, including FOX, Marucci, Method Race Wheels, and more, are fueled by unparalleled innovation that continuously earns the trust of professional athletes and passionate enthusiasts all around the world. The Company is a direct supplier of shocks, suspension, and components to leading powered vehicle and bicycle OEMs. Our strategy includes acquiring complementary businesses to integrate engineering and manufacturing expertise to reach beyond the core shock and suspension business, diversifying product offerings and increasing market potential. The Company also provides products in the aftermarket through a global network of retailers and distributors and direct-to-consumer channels.

2024 Business and Performance Highlights
The 2024 performance year for our incentive measures was impacted by fluid macroeconomic forces that influenced our OEM customers and the end markets that we address. We responded to the declining market conditions by implementing both immediate and longer-term actions to strengthen our business, including aggressive cost management and strategic operational improvements. Some highlights of the Company’s 2024 results, including on the incentive financial measures and other key metrics as well as business and operating achievements, are below.
•Net Sales of $1,393.9 million for 2024 which was a 4.8% decrease versus the prior year of $1,464.2 million.
•Adjusted EBITDA of $167.0 million for 2024, which was a 36.0% decrease from the prior year of $261.0 million.
•Adjusted EBITDA margin decreased to 12.0% for 2024, compared to 17.8% in the prior year.
•Net Income of $6.5 million and Earnings per Diluted Share of $0.16. which were decreases of 94.6% and 94.7%, respectively, from the prior year of $120.8 million and $2.85, respectively.
•Total stockholder return (“TSR”) declined 55.3% and compound annual growth rate for 2022-2024 TSR declined 43.8%.
•Dennis C. Schemm, our CFO, also became President, AAG, as Thomas Fletcher left the Company.
•Under new leadership, the AAG business initiated strategic actions starting in the third quarter of 2024 aimed at improving inventory position.
•During the second half of 2024, we expanded cost optimization efforts targeting $25 million across the enterprise to recapture margin amid a challenged macroeconomic backdrop.
•Reflecting our focus on driving long-term stockholder value, our commitment to innovation remained steadfast during 2024 with successful product launches across all segments, for example:
◦NEO Live Valve Wireless system represents our continued leadership in premium bike technology; and
◦New products launched include Race Wheels for Method, Ridetech's Ford Fox Body Mustang suspension system, and Sport Truck's GM 1500 Long Travel Suspension.
2024 Incentive Pay-for-Performance Outcomes
The 2024 incentive outcomes reflect the Company’s pay-for-performance philosophy with payouts varying commensurate with our financial results relative to goals set at the start of the performance period. Due to a combination of challenging incentive goals and a difficult 2024 performance year, particularly in the second half, there were no payouts for the annual cash incentive or three-year (2022-2024) equity performance share award opportunities.

Incentive & Primary Measures	Performance Goals	Interim and Final Results	2024 Payout
Annual Incentive 2024 Adjusted EBITDA	•Set in early 2024 •Target goal set based on budget •Target goal set somewhat below 2023 actual results due to increasing industry challenges and macroeconomic headwinds	•Through second quarter of 2024 tracking slightly below target •Final result below threshold	•0% (no payouts) •Note: 2023 payout was also 0%
2022-2024 PSUs 3-Year Average Return on Invested Capital and Cumulative 3-year Free Cash Flow	•Set in early 2022 for the full three years with expectation for continued high growth •Target goals set based on the 3-year budget	•Through 2023, results were tracking between threshold and target •As of mid-year 2024, results were tracking near threshold •Final results below threshold	•0% (no payouts for 2022-2024 cycle) •Note: 2021-2023 payout was 200% of target

Oversight and Compensation Process and Framework
The Committee oversees the executive compensation program for our NEOs and works closely with its independent consultant and management to examine the effectiveness of the program throughout the year, as described below.
Our compensation programs are designed with the general goals and objectives of providing a market competitive pay package that achieves our talent needs (attracts, engages, and retains) by directly aligning rewards to our business strategy to drive long-term stockholder value. For the NEOs, this is achieved by emphasizing performance-based annual cash and long-term equity incentive awards which provide the majority of this group’s target pay opportunity.
Role of the Compensation Committee
The Committee ensures that the executive compensation program supports the Company’s business goals, achieves its talent needs and aligns with stockholder interests. It has sole responsibility for all elements of NEO and non-employee director compensation. The Committee annually reviews NEO compensation levels by considering market benchmarks and various individual and organizational factors. In conducting its annual review, the Committee considers information provided by our Human Resources staff, often including information from its independent compensation consultant (which provides the Committee market benchmarking of CEO pay) and compensation and benefit data service providers.
The Committee reviews the CEO’s performance against goals and objectives previously approved by the Board and meets in executive session without the CEO to determine his compensation. The Committee also reviews the performance evaluation of all other NEOs, which are provided by the CEO. The Committee receives recommendations from the CEO as to compensation of other NEOs, and the CEO participates in Committee discussions regarding the compensation of such officers.
For a description of the composition, authority and responsibilities of the Compensation Committee, see “Corporate Governance - Board of Directors, Executive Officers and Committees." The Committee operates pursuant to a written charter, which is available on our website at: http://investor.ridefox.com.
Role of Management
The management team presents key drivers of the business strategy for potential inclusion as metrics in the performance-based incentive plans and regular updates on the business, performance to-date and executive talent attraction and retention. Our CEO makes recommendations to the Committee regarding compensation for the executive officers other than himself. No member of management participates in discussions with the Committee regarding his or her own compensation.
Role of the Independent Consultant
For officer compensation-related decisions, an independent executive compensation consultant, Pay Governance, was engaged to advise the Committee. In 2024, the consultant assisted the Committee with, among other things, benchmarking officer and non-employee director market target pay, developing potential target pay increases, providing updates on pay-for-performance (“P4P”) and market trends, helping to draft selected CD&A disclosures, reviewing and presenting alternatives for potential designs for the executive incentive plans and conducting an officer pay program risk assessment. Pay Governance reports to the Committee and at the Committee’s direction, works with senior management, including the Human Resources staff. The Committee conducted a specific review of its relationship with Pay Governance in fiscal year 2024 and determined that the work performed for the Committee did not raise any conflicts of interest. Pay Governance’s work conformed to the independence factors and guidance provided by the Dodd-Frank Act, the SEC and the NASDAQ.

Market Benchmarking
In evaluating officer market pay practices, the Committee reviews, as available, pay data for selected public company compensation peer group (“Pay Peer Group”) and national published survey data of companies of comparable size (“Survey Data”) for which the specific companies included is unknown by the Company and may change from year to year. Market target pay levels are reviewed annually for position-specific Survey Data (using Radford’s Global Compensation Survey) for each officer position and proxy-disclosed levels of the Pay Peer Group for the CEO, CFO and, as available, the other NEO positions. In 2024, market target pay levels (salary, target annual and long-term incentive award opportunities) were reviewed and considered in setting target pay as one of many inputs along with Company performance and pay increase budget, P4P alignment, position level, unique responsibilities, individual factors (performance, experience, future potential, etc.), organization structure, succession planning and internal equity. Ultimately, the Committee relies on its collective experience and judgment along with the recommendations presented to design the officer compensation program and set target pay levels.
The current Pay Peer Group, which was developed in 2021, consists of 17 companies (listed below) that were selected to represent comparable companies based on consideration of many factors, including the following criteria:
•Similar business models that generally had at the time of selection multiple characteristics from the following screens: high-value brand name, segment leading/branded products, consumer, leisure or multi-channels, industry leaders, higher margins, growth strategy, and multiple business units/product lines.
•Similar financial characteristics that at the time of selection included revenue, market cap, growth and profitability, with consideration to both absolute levels and recent changes over time.
◦At the time the Pay Peer Group was constructed, the Company’s market capitalization was near the median, however, the percentile positioning versus these companies has become more volatile in recent times.
◦When the market target pay benchmarking that was reviewed in October 2023 as part of consideration for the 2024 target pay increases, the Company’s market capitalization of approximately $4.2 billion was between the median and 75th percentile of the Pay Peer Group.
•Preference for infrequent changes to the composition of the Pay Peer Group, with changes anticipated to be primarily due to transactions (mergers and acquisitions).
•As part of the preparation of the fiscal 2026 pay program, later in 2025, a review of the Pay Peer Group is planned to ensure ongoing alignment to the relevant characteristics.

Brunswick Corporation	Chart Industries, Inc.	Columbia Sportwear Company
Crocs, Inc.	Deckers Outdoor Corporation	Enphase Energy, Inc.
ESCO Technologies Inc.	iRobot Corporation	Johnson Outdoors, Inc.
LCI Industries	Malibu Boats, Inc.	Sonos, Inc.
Topgolf Callaway Brands Corp.	Under Armour, Inc.	Vista Outdoor, Inc.
Winnebago Industries, Inc.	YETI Holdings, Inc.
The Pay Peer Group is different than that selected by ISS, which primarily includes companies with business models and other characteristics different than FOX and, therefore, reflective of companies that we do not typically recruit talent from or consider for performance benchmarking. In the report issued by ISS last year (April 2024), there were five companies selected that were also in the Company’s Pay Peer Group of 17 companies. The other companies included by ISS were primarily automotive parts and equipment or industrial machinery companies that generally have meaningful differences from FOX, since our business model, structure and strategy include branded products, multiple diversified business units with a focus on innovation and higher growth and margins over the long term. As a result of the comparison group differences, ISS typically uses a lower level of CEO pay in its quantitative P4P analyses which has a directional bias on outcomes. In contrast, our CEO’s target pay approximates the median of our Pay Peer Group and the Survey Data.

Performance Measure Selection and Goal Setting
For 2024, we tied annual incentive cash awards to adjusted EBITDA and the earning of PSUs to adjusted EBITDA margin (which is adjusted EBITDA divided by total sales), reflecting our focus on profitability and cost management. These performance measures were deemed by the Committee and management as the most important in executing our business strategy as we navigate a challenging operating environment and position the Company for its next stage of profitable growth. The two performance measures reflect our current focus on the income statement (particularly sales, costs and earnings) as we work as a team during this time of market instability to simultaneously optimize our earnings dollars (adjusted EBITDA) and incremental earnings generated from each dollar of sales (adjusted EBITDA margin). These two measures force our team to execute the appropriate cost, product innovation and other operational initiatives while considering the impact on the dollars generated and margin earned.
We set rigorous goals that reflect current and expected economic and business conditions at the start of the performance period. The Committee reviews the annual and long-range financial plans, recommendations from management, receives input from the independent compensation consultant and reviews performance of the open incentive periods prior to approving the goals for the incentive plan metrics which are tied to long-term stockholder value. The goals applicable to the 2024 performance-based incentives were set based on the Board-approved budget, with the target goals set at a performance level which at the time was anticipated to be challenging but achievable. The threshold goals set at a performance level at which the Committee believed a portion of the award should be earned. The maximum goals were established well above target, requiring significant achievements and reflecting a performance level at which the Committee believed earning a 200% target award was warranted.
The Company operates in some businesses that can be particularly cyclical with significantly increased volatility and uncertainty since 2023, particularly as key OEM customers have been negatively impacted by consumer discretionary spending. Forecasts of industry and macro conditions are part of the Company’s budgeting process, which is the basis for the financial goals that are set each year to have comparable degrees of difficulty based on the challenges and opportunities forecasted at the start of the year. Prior to 2023, in most years’ target goals were set above the prior year actual results and target goals. For 2024, the annual cash incentive adjusted EBITDA target goal was set somewhat below the actual results for the prior year. At the start of each year, the intent is to have appropriately challenging, stretch target goals.

Recent Incentive Payouts and Outstanding Cycle Update
In setting incentive goals, the Committee also considers various P4P perspectives, including heavy emphasis on incentive award opportunities, recent incentive payouts and tracking of outstanding PSU cycles and the sensitivity of pay opportunities to our stock price and financial performance. As summarized below, the officer pay program has strong P4P alignment.
•Target pay mix heavily weights incentives: Majority (over 75%) of NEO target pay provided through incentives, including one-half of the LTI award opportunity in the form of PSUs.
•Recent incentive payouts have declined commensurate with our results: No annual incentive payouts were made for 2023 and 2024, after several years of above target payouts. No PSU payout for 2022-2024 performance, after the prior completed cycle (2021-2023) was earned at maximum. (Note: 2021 was the first year of granting PSUs.)
•No discretion applied in determining 2024 payouts: The Committee did not apply any discretion in finalizing the 2024 incentive payouts.
•Estimated payouts during 2024 declined for outstanding PSUs: At the start of 2024, based on results through the end of 2023, the two outstanding PSU performance cycles (2022-2024 and 2023-2025) were tracking between threshold and target. However, at the end of 2024, the outstanding 2023-2025 PSU performance cycle is now tracking below threshold (no payout).
•Direct multi-year alignment of pay and performance. Multi-year alignment is shown below for the CEO in two perspectives:
1.Target TDC Opportunity v Realizable Pay (Internal View). Compares target total direct compensation (“TDC Opportunity”), which is the sum of salary, target annual cash bonus and regular annual long-term incentive target equity grant values, to the value of these elements at the end of 2024 (“Realizable Pay”). Realizable Pay is the sum of salary (the same as used in the TDC Opportunity), actual annual cash payouts and the value of equity awards. The value of equity awards consists of the estimated payouts of RSUs and PSUs valued at the stock price at the end of fiscal 2024 (1/3/2025). The difference between the TDC Opportunity and Realizable Pay is due to incentive payouts earned (or forecasted to be earned) below target levels and, additionally, for equity awards, the decline in the Company’s stock price. As shown below, the CEO’s aggregate three-year Target TDC Opportunity was $21.4 million and three-year Realizable Pay, valued as of the end of fiscal 2024, was $7.9 million a decline of ($13.5 million or down 63%), reflecting strong P4P alignment.

CEO Compensation ($000)
$10,000
$7,500
$5,000
$2,500
$—
$6,644
$3,729
$7,225
$1,609
$7,488
$2,550
FY2022
FY2023
FY2024
CEO Target TDC Oppotunity
CEO Realizable Pay (As of 1/3/2025)

2.Realizable Pay v Pay Peer Group (Relative View). Compares relative to our Pay Peer Group each company’s CEO pay and total stockholder return plotted for the three-year period. Due to the timing of availability of Pay Peer Group proxy pay disclosures, the three years covered are 2021, 2022, and 2023 with the value of equity calculated using the stock price at the end of fiscal 2023. The results of this assessment show that CEO Realizable Pay was strongly aligned to the Company’s TSR relative to our Pay Peer Group (both ranked below the 25th percentile).

Above Median Performance &
Below Median Realizable TDC Value
Above Median Performance &
Above Median Realizable TDC Value
Three-Year TSR Percent Rank
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
DECK
CROX
ESE
GTLS
VSTO
SONO
COLM
LCII
BC
WGO
YETI
MBUU
JOUT
ENPH
UAA
FOXF
IRBT
MODG
0%
20%
40%
60%
80%
100%
Below Median Performance &
Below Median Realizable TDC Value
Below Median Performance &
Above Median Realizable TDC Value
Three-Year CEO TDC Realizable Value Percent Rank

Compensation and Governance Best Practices
We design and administer the officer compensation program based on consideration of market typical and market best practices.

What We Do	What We Do Not Do
✓ Pay program aligned with our business strategy
✓ Annual market benchmarking with pay targeted at market median levels
✓ Market-based target pay mix with the greatest weighting on incentive award opportunities
✓ One-half of the long-term incentives (“LTI”) is provided in PSUs earned for results over three years
✓ Performance-based incentive payouts capped
✓ Incentive payouts vary commensurate with performance results compared to rigorously set goals
✓ Stock ownership guidelines
✓ Clawback policy
✓ Independent compensation consultant
✓ Annual compensation program risk assessment

X No single-trigger change in control equity vesting or severance benefits
X No excise tax gross ups
X No hedging transactions
X No short-term trading
X No repricing of stock awards
X No recycling of outstanding stock awards

Compensation Program
Our executive compensation program is designed to achieve our goals and objectives through attracting, retaining, and rewarding our officers appropriately for executing our strategy to drive long-term stockholder value.
Overview of Salary and Regular Target Incentives(1)

Element	Type	Considerations	Objectives
Base Salary Cash	Fixed Pay
•Reviewed annually
•Set based on skills, role, and scope of responsibilities, experience, contributions, criticality, market benchmarks, and internal equity
•Annual increases typically made effective in January
•Provide competitive compensation for day-to-day responsibilities •Attract and retain qualified senior officers •Balance risk-taking
Annual Incentive Cash Primarily earned for financial results	Variable At-Risk Performance-Based Pay
•Annual performance period
•Target award opportunity set as percentage of salary based on similar factors used for base salary reviews
•Performance measures selected to align with Company business strategy
•Payout based on achievement of preset goals

•Motivate and reward results versus critical 12-month performance goals that support the Company’s strategic business objectives •Part of market-based pay package
Long-Term Incentives (“LTI”) Equity Highest portion of annual target pay Delivered in equal mix of PSUs and RSUs Underlying value directly varies with FOXF’s stock price Three-year time horizon	PSUs Variable At-Risk Performance-Based Pay
•Accounts for 50% of the officers’ total LTI award opportunity
•Provides opportunity to earn shares after three years based on achievement of goals over a three-year period
•Due to the current business environment, financial goals for the 2024 awards are established and assessed independently for each of three one-year performance periods (2024, 2025, and 2026) with goals set early in each performance period and earned shares paid in early 2027

•Drive long-term value creation for stockholders
•Motivate and reward results versus critical goals over a three-year period
•Align the interests of officers with the long-term interests of the Company and stockholders

	RSUs Time-Based Vesting	•Accounts for 50% of the officers’ total LTI award opportunity •Shares vest ratably over three years	•Align interests of officers and stockholders •Support retention •Facilitate meaningful stock ownership
(1) This table does not describe the other benefits and officer perquisites provided by the Company, which are summarized in a later section.

Target Pay Mix
Our officer compensation program is predominantly provided through at-risk, performance-based pay opportunities. As an officer’s ability to impact operational performance increases, so does the proportion of his or her at-risk pay. The officers’ target annual and long-term incentive compensation grows proportionately as job responsibilities increase, which encourages officers to focus on the Company’s long-term success and aligns with long-term interests of our stockholders.
The graphics below illustrate the mix of fixed and regular annual incentive compensation opportunities at target we provided to our CEO other NEOs for fiscal year 2024. The majority of the CEO’s regular annual target compensation opportunity is at-risk, subject to Company financial results and, for the long-term incentive, the value of equity earned will ultimately reflect the stock price at the end of the multi-year performance period (PSUs) or at each vesting date (RSUs).

## CEO Pay Mix

Base Salary 13%
Performance Based Cash Bonus 17%
RSUs 35%
PSUs 35%
86% At Risk

## Average Other NEO Pay Mix

Base Salary 30%
Performance Based Cash Bonus 20%
RSUs 25%
PSUs 25%
70% At Risk

Base Salaries
The NEOs’ base salaries are set on average to be within a competitive range of market median based on the market benchmarks, individual responsibilities, performance and various other factors, as discussed above in the Market Benchmarking section. The January 2024 salary increases approved by the Committee are presented in the table below. The officer salary and target incentive review process started in the latter part of the prior year (October 2023) and increases became effective at the start of the year (January 2024).
The table below summarizes base salaries for our NEOs approved by the Committee for fiscal year 2024, as well as the base salary percentage increase over fiscal year 2023 base salaries. The base salary increases varied based on consideration of the factors listed above and, for Messrs. Schemm and Enick, reflect their increasing job scope and responsibilities (in August 2024, Mr. Schemm was appointed President, AAG in addition to his CFO role and Mr. Enick was appointed Treasurer in addition to his Chief Accounting Officer role).

Name of Executive Officer	Title	2024	2024
		Base Salary	Base Salary Increase (%)
Michael C. Dennison	CEO	$1,000,000	2.6%
Dennis C. Schemm	CFO and President, AAG	$594,000	8.0%
Brendan R. Enick	CAO and Treasurer	$383,000	7.9%
Toby D. Merchant	CLO, Chief Compliance Officer and Secretary	$460,000	4.5%
Christopher J. Tutton	President, SSG	$484,000	3.0%
Paul W. Stecher	Chief Information Officer and President, PVG	$406,000	4.1%
Annual Performance-Based Cash Bonuses
Annual incentives are designed to motivate and reward achievement of short-term financial objectives. All NEOs have most of the award opportunity tied to company financial performance, as measured by adjusted EBITDA. The CEO’s award is based 100% on adjusted EBITDA; the other NEOs have a 75% weighting adjusted EBITDA and 25% Individual Performance goals and their overall rating, which can only be earned if at least a threshold level of adjusted EBITDA is met. To encourage and reward retention, the NEOs are not entitled to any Cash Bonus unless the Company employs the NEO on the last day of the applicable performance period. In cases where the Company significantly outperforms targets, payouts can be earned up to the 200% of target, which is the maximum. Target incentive award opportunities are set on average to be within a competitive range of market median based on the market benchmarks, position level, individual responsibilities, performance, and various other factors, as discussed above in the Market Benchmarking section

Due to a challenging future operating environment forecasted at the time goals were set in the first quarter of 2024, the target adjusted EBITDA goal of $250 million was set somewhat below 2023 actual of $261 million. The Company’s 2024 adjusted EBITDA was $167 million, which was below the threshold resulting in no payouts.

Name of Executive Officer	Bonus at Target %	Company Performance (Adjusted EBITDA)						Individual performance goals
		Weighting	Threshold	Target	Max	Actual(1)	% of Target Earned	Weighting	% of Target earned	Payout % of target
Michael C. Dennison	125%	100%	$200	$250	$300	$167	0%	N/A	N/A	0%
Dennis C. Schemm	75%	75%	$200	$250	$300	$167	0%	25%	0%	0%
Brendan Enick	40%	75%	$200	$250	$300	$167	0%	25%	0%	0%
Toby D. Merchant	65%	75%	$200	$250	$300	$167	0%	25%	0%	0%
Christopher J. Tutton	65%	75%	$200	$250	$300	$167	0%	25%	0%	0%
Paul W. Stecher	60%	75%	$200	$250	$300	$167	0%	25%	0%	0%
(1) Reconciliations of non-GAAP measures provided in Annex A, attached hereto.

Equity-Based Awards
The Committee believes equity awards are another important component of executive compensation and serve to directly align the interests of our officers with those of our stockholders. The Company awards officers PSUs to reward achievement of multi-year goals and RSUs to promote long-term retention. For the 2024 awards, the Committee decided to grant an equal mix, at target, of RSUs and PSUs. RSUs vest over three years (one-third each year) and PSUs cliff vest after the three-year performance period, and other than for a qualifying retirement, only vest if the employee remains with the Company at the time of vesting. The Committee approves equity awards under our 2022 Omnibus Plan.
Each year, the Committee reviews the design of the PSUs and considers if changes are warranted including whether our key business initiatives, operating environment and other factors support reverting to the Company’s prior design, and common market approach, of setting all three years of goals at the start of the first year of the three-year PSU cycle. For the 2024 and 2025 PSU cycles, the Committee decided that setting annual goals at the start of each of the three years (with any earned shares paid upon completion of the full three-year performance period) best fit the current market instability, OEM customer challenges, our ongoing business transformation, and talent needs to ensure performance goals have the appropriate stretch while maintaining strong alignment to driving long-term stockholder value.
In determining the target incentive award opportunities, which are set on average to be within a competitive range of market median, the Committee considered market benchmarks, position level, individual responsibilities, performance, and various other factors, as discussed above in the Market Benchmarking section. The equity grant mix was set considering many of the foregoing factors as well as the retention and long-term incentive value of the award, the amounts of past awards that had not yet vested, and the prior granting practices.
Timing of Awards
Annual grants of equity awards are typically determined at the Committee meeting with an effective grant date shortly after the Company reports earnings for the fiscal year. This timing allows for the grants to be effective after the release of earnings information for the prior fiscal year when the public is aware of the information and the information is reflected in the stock price used to value the awards. The Committee does not time equity grant dates to affect the value of compensation either positively or negatively.
From time to time, special circumstances may cause the Committee to grant annual equity awards outside of the regular annual timeline. In such circumstances, the Committee continues to adhere to its practices of not timing equity grants to take advantage of material non-public information or affect the value of compensation either positively or negatively.

2024-2026 PSU Awards
The table below presents the number of shares, at target, awarded to the NEOs in February 2024 (RSUs) and March 2024 (PSUs) based on the target LTI award opportunities and stock price at grant. Due to the current business environment, financial goals for the 2024 PSU awards will be established independently for each of three one-year performance periods (2024, 2025, and 2026) with goals set early in each performance period. The PSUs vest only upon the achievement of the adjusted EBITDA margin goals over the three-year performance period with payouts, if any, made in early 2027. The NEOs may earn between 0% and 200% of the target PSUs.

Name	PSU(1)	RSU
Michael C. Dennison	55,544	51,364
Dennis C. Schemm	12,711	11,755
Brendan R. Enick	3,739	3,458
Toby D. Merchant	8,012	7,409
Christopher J. Tutton	9,080	8,396
Paul W. Stecher	8,012	7,409
(1)The 2024 PSU awards were approved in full by the Compensation Committee in early 2024. Performance goals for each of the three years are set by the Committee based on approved Company financial plans at the beginning of each year. Under GAAP, PSU grants cannot be issued until the performance goals are set. Therefore, the Company issues 1/3 of the approved shares each year. The table below presents the PSU grants, at target, issued in March 2024 for the 2024 performance period.
2024 Portion of the 2024-2026 PSU Awards
The table below presents the one-third of the PSU award opportunity, at target, for which goals were set at the start of 2024.

Name	PSU
Michael C. Dennison	18,515
Dennis C. Schemm	4,237
Brendan R. Enick	1,247
Toby D. Merchant	2,671
Christopher J. Tutton	3,027
Paul W. Stecher	2,671
As shown below, the 2024 actual adjusted EBITDA margin of 12.0% was below the threshold goal for this year, resulting in no award being earned for the first one-third of the 2024-2026 PSU Awards. Upon completion of the three-year performance cycle, we will present a table in the 2027 proxy showing the performance goals and results with any shares earned, which would vest in early 2027.

Measure	Weighting	Threshold	Target	Max	Actual(1)	% of Target Earned
2024 adjusted EBITDA margin	100%	13.50%	15.70%	18.00%	12.00%	0%
(1) Reconciliations of non-GAAP measures provided in Annex A, attached hereto.
2024 Revenue Growth Outperformance Awards
In early 2024, the Committee granted approximately 50 leaders, including the NEOs, Revenue Growth Outperformance Awards that could be earned by the end of 2027 if revenue increased by approximately 50% from 2023-year end revenues of $1.46 billion to $2.2 billion, rising significantly above our all-time high revenues in 2022 of $1.6 billion. In no event could earned shares vest sooner than three years (in early 2027) and the award opportunity, if not earned, would expire at the end of 2027. For the NEOs, the award opportunities were set to be meaningful but less than the regular annual LTI awards and varied from $350,000 to $1.25 million (CEO) and reflected binary awards (all or nothing, with no potential to earn a higher amount). The Committee had several meetings in 2023 and early 2024 to review alternative approaches and designs to determine the most appropriate structure at this time for the Company. The alternative approaches in designs were developed in conjunction with the Company’s compensation consultant and other outside advisers. Objectives of the special award were to drive long-term stockholder values as part of the transformation through an outperformance incentive to a broader group under a “one Fox” culture to enhance energy, focus, and retention with the award only earned if the Company achieved accelerated organic revenue growth over the next four years. Awards were made in March 2024, however due to significant declines in customer/OEM demand later in the year, at the end of 2024 the revenue growth outperformance goal was deemed improbable to be achieved with no expense being accrued. The Company did not make this type of award in 2025.

Name	Revenue Growth Outperformance Award (#)
Michael C. Dennison	26,704
Dennis C. Schemm	12,818
Brendan R. Enick	7,478
Toby D. Merchant	9,614
Christopher J. Tutton	9,614
Paul W. Stecher	9,614
2022-2024 PSU Awards
In early 2022, the performance goals presented below were established by the Committee for the three-year PSU performance cycle, 2022 to 2024, for Return on Invested Capital (“ROIC”) and Free Cash Flow (“FCF”) that were equally weighted. As shown in the table below, actual three-year results were below the threshold goals resulting in no awards being earned.

Measure	Weighting	Threshold	Target	Max	Actual(1)	% of Target Earned
3-year average ROIC	50%	14.45%	15.45%	16.45%	14.00%	0%
Cumulative FCF ($ in millions)	50%	$380	$422	$507	$325	0%
(1) Reconciliations of non-GAAP measures provided in Annex A, attached hereto.
2025 Officer Pay
As of March 26, 2025, the 2025 officer pay program design is largely unchanged from last year. One substantive change made for the NEOs (and a broader group of executives) is a special design for the performance-based 2025 annual incentive cash opportunity (whereby the earned award would have been 100% cash and paid in early 2026) to instead provide each such executive with an elective choice to make an irrevocable election to receive 50% of the 2025 annual incentive award in cash and the other 50% in a 2-year PSU at twice of the value for this portion of the award. The higher performance-based award opportunity for the 2-year PSU reflects the doubling of the vesting period duration (change from a one-year vesting period to two years). The earned cash award will be paid in early 2026 and the earned PSU shares will vest in early 2027. All of our NEOs irrevocably elected to participate in this opportunity. Amounts earned and more details about this program will be provided in next year’s proxy statement.
The 2025 target incentive goals were set significantly higher than our 2024 financial actual results and were based on a Board-approved budget that incorporated forecasts as of the start of 2025 of economic and business conditions for the year. We will disclose the performance goals, results and earned awards, if any, in future proxy filings upon completion of the performance periods.

Stock Ownership Guidelines and Retention Requirement
We have Stock Ownership Guidelines (the “Guidelines”) in place to promote a long-term perspective in managing FOX and to ensure alignment with stockholders, capital markets and public interests. The CEO, CFO, CAO, CLO and Group Presidents (collectively, the “Covered Executives”) and the non-employee directors of the Board (“Directors”) are the individuals subject to the Guidelines. Each Covered Executive and Director is expected to acquire, and continue to hold during the term of his or her employment as a Covered Executive, or during his or her term as a Director, as applicable, ownership of FOX common stock (FOXF) having a value equal to: five times base salary for the CEO, three times base salary for the remainder of the Covered Executives, and five times the annual cash retainer for the Directors, rounded up to the nearest 500 shares (the “Ownership Requirement”).
Additionally, Covered Executives and Directors must retain at least 50% of his or her net shares following the exercise of options, the vesting of RSUs or the vesting of PSUs until the applicable Ownership Requirement has been met. The applicable Ownership Requirement is expected to be achieved within five years after first becoming subject to the Guidelines. The Nominating and Corporate Governance Committee may, however, grant a waiver on a case-by-case basis. As of the date of this Proxy Statement, all Covered Executives and all Directors met their Ownership Requirements or were on target to reach it within the five-year timeline.
Benefits and Officer Perquisites
401(K) Plan and Policies
The Committee believes that retirement programs are important to the Company as they contribute to the Company’s ability to be competitive with its peers and reward our executive officers based on long-term performance of the Company and, therefore, are an important piece of the overall compensation package for the NEOs. For all eligible employees, including our NEOs, the Company provides a 401(k) plan. The 401(k) plan is a U.S. tax qualified retirement savings plan pursuant to which all eligible U.S. employees, including the NEOs, are able to make pre-tax contributions and after-tax contributions from their cash compensation. The Company makes matching contributions for all participants each year equal to 50% of their pre-tax contributions up to 6% of their total eligible Internal Revenue Code Section 415 compensation. The Company’s matching contributions to the 401(k) plan for fiscal year 2024 to the accounts of the NEOs are included in the “All Other Compensation” column in the Summary Compensation Table.
Health and Welfare Benefits
Our NEOs are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees.
Perquisites and Personal Benefits
The Company pays certain premiums for term life insurance, accidental death and dismemberment, and short-term and long-term disability for all of our employees, including all of our NEOs. To advertise and “live the FOX brand,” our NEOs participate in an executive demonstration car program to increase the exposure of Company products by providing our officers the opportunity to drive vehicles produced by FOX for business and personal purposes. The demonstration car program is classified as a perquisite for proxy disclosure purposes, but the Company views it as part of marketing, product innovation and testing that executives provide by regularly using Fox-made products. Consistent with our emphasis on at-risk pay, CEO perquisites are limited with the 2024 amount less than $50,000 (excluding Company contributions to retirement and 401(K) plans) representing less than 1% of annual target pay.

Non-Qualified Deferred Compensation
On May 7, 2021, the Company entered into the Fox Factory Holding Corp. Deferred Compensation Plan (the “Plan”) with an effective date as of June 30, 2021. The Company intends the Plan to be an unfunded deferred compensation plan maintained for the exclusive benefit of the participants, who constitute a select group of management, employees and non-employee directors. The Plan is administered by a Plan committee as appointed by the Committee. The Plan is intended to comply with Section 409A of the Code and will be unfunded for tax purposes and for purposes of Title I of ERISA. Messrs. Tutton and Stecher were the only NEOs who participated in this Plan and/or have an outstanding balance as of the end of fiscal year 2024.
The table below provides the Plan activity for each NEOs that participated in the Plan and/or have an outstanding balance as of the end of fiscal year 2024:

Name	Aggregate Balance at 12/30/2023	Executive Contributions Made in Fiscal Year 2024	Aggregate Earnings in Fiscal Year 2024	Aggregate Withdrawals and Distributions Made in Fiscal Year 2024	Aggregate Balance at January 3, 2025
Christopher J. Tutton	$726,276	$—	$51,322	$—	$777,598
Paul W. Stecher	$835,325	$202,846	$227,253	$—	$1,265,424
Risk Assessment
In formulating and evaluating material elements of compensation available to NEOs, both the Committee and our Human Resources staff consider whether the design of any such programs may inadvertently encourage undue risk-taking behavior. To that end, the Committee took into consideration the many design features that, among other things, both align behavior to stockholder interest as well as serve to mitigate the likelihood of inducing excessive risk-taking behavior. Additionally, the Committee engaged Pay Governance, the Company’s independent executive compensation consultant, to undertake a summary review of the 2024 executive officer pay practices and to provide their professional opinion relative to risk assessment of the officer compensation program.
Pay Governance’s review found that the Company’s executive compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was based on the summary review that found many executive incentive design features that manage and mitigate risk, including performance-based annual and long-term incentives covering several financial measures with annual and three-year assessment periods, generally highest weighting on equity-based LTIs with 50% earned contingent on multi-year results (PSUs), variation in payouts commensurate with performance versus preset goals, stock ownership guidelines and the governance and review process without diminishing the incentive nature of the compensation opportunities nor were there any commonly cited “red flags” found in the design of FOX’s officer compensation program. Based on the Committee’s summary review and other factors, including our continued focus on providing transparent, market-based competitive pay programs that align to our business strategy and support our talent management objectives, the Committee believes that the officer compensation program does not encourage excessive risk taking by executives.

Summary Compensation Table - Fiscal Years 2024, 2023, and 2022
The following table sets forth certain information with respect to the compensation of our NEOs for the fiscal years ended January 3, 2025, December 29, 2023, and December 30, 2022:

Name and Principal Position	Year	Salary(1)	Performance-Based Bonuses(2)	RSU Award(3)	PSU Award(3),(4)	Revenue Growth Outperformance Award(3)	All Other Compensation (5)	Total
Michael C. Dennison	2024	$999,519	$—	$2,600,046	$2,600,015	$1,250,014	$56,727	$7,506,321
CEO	2023	$974,038	$—	$2,500,015	$2,500,015	$—	$59,635	$6,033,703
	2022	$925,000	$2,242,500	$2,250,070	$2,250,070	$—	$33,462	$7,701,102
Dennis C. Schemm(6)	2024	$593,154	$—	$595,038	$595,002	$600,011	$85,547	$2,468,752
CFO and President, AAG	2023	$396,154	$—	$695,135	$495,078	$—	$38,990	$1,625,357
	2022	$—	$—	$—	$—	$—	$—	$—
Brendan R. Enick(7)	2024	$382,462	$—	$175,044	$175,023	$350,045	$48,592	$1,131,166
CAO and Treasurer	2023	$—	$—	$—	$—	$—	$—	$—
	2022	$—	$—	$—	$—	$—	$—	$—
Toby D. Merchant	2024	$459,702	$—	$375,044	$375,042	$450,031	$51,393	$1,711,212
CLO, Chief Compliance Officer and Secretary	2023	$439,615	$—	$350,038	$350,038	$—	$36,584	$1,176,275
	2022	$420,000	$485,760	$300,074	$300,074	$—	$123,211	$1,629,119
Christopher J. Tutton	2024	$483,731	$—	$425,006	$425,035	$450,031	$52,506	$1,836,309
President, SSG	2023	$469,616	$—	$425,020	$425,020	$—	$19,680	$1,339,336
	2022	$450,000	$518,880	$390,023	$390,023	$—	$15,199	$1,764,125
Paul W. Stecher(8)	2024	$405,692	$—	$375,044	$375,042	$450,031	$51,755	$1,657,564
Chief Information Officer and President, PVG	2023	$—	$—	$—	$—	$—	$—	$—
	2022	$—	$—	$—	$—	$—	$—	$—
(1)Reflects merit-based increases, as appropriate, from the prior year during these years, as approved by the Committee.
(2)Amounts in this column represent performance-based cash bonuses earned for fiscal years 2024, 2023, and 2022 by the respective NEO. Performance-based cash bonuses were awarded to our NEOs based on the achievement of specified Company performance metrics. See the narrative disclosures and the “Grants of Plan-Based Awards Table” below for additional information.
(3)Amounts in this column represent the aggregate grant date fair value of equity-based awards granted computed in accordance with FASB ASC Topic 718 pursuant to the 2013 Omnibus Plan for fiscal year 2022 and pursuant to the 2022 Omnibus Plan for fiscal year 2023 and 2024.
(4)The 2024 PSU awards were approved in full by the Compensation Committee, but goals for each of the three years are set by the Committee at the beginning of each year. Since grants cannot be issued until goals are set, the Company only issued 1/3 of the approved PSUs in 2024. Any earned awards are paid in early 2027. The amounts in this column for fiscal year 2024 were computed using the closing price of the Company’s common stock on the grant date of the shares issued in 2024. Amounts are based on attainment at the target level.
(5)The 2024 information for the dollar amounts found in the All Other Compensation column above can be found in the following table:

Name and Principal Position	Perquisites and Other Personal Benefits (i)	Company Contributions to Retirement and 401(k) Plans (ii)	Total Other Compensation
Michael C. Dennison	$46,377	$10,350	$56,727
Dennis C. Schemm	$75,197	$10,350	$85,547
Brendan Enick	$38,242	$10,350	$48,592
Toby D. Merchant	$41,043	$10,350	$51,393
Christopher J. Tutton	$46,369	$6,137	$52,506
Paul Stecher	$41,405	$10,350	$51,755

(i)Perquisites and personal benefits, the incremental costs of which are included in the amounts shown, consist of the following: personal use of Company cell phones, medical, dental, vision, group life and disability insurance plan premiums, temporary housing/living expenses, executive car program, and relocation expenses. Amounts included for the executive car program are as follows: $21,797 for Mr. Dennison, $23,795 for Mr. Schemm, $20,540 for Mr. Enick, $18,565 for Mr. Merchant, $23,163 for Mr. Tutton, and $18,927 for Mr. Stecher.
(ii)Amounts shown reflect Company matching contributions made to the NEO’s employee 401(k) accounts.
(6)Mr. Schemm was named CFO in June 2023. Therefore, compensation information was not reported for prior years and compensation information for fiscal year 2023 is for a partial year.
(7)Mr. Enick joined FOX in May 2023 and was not an NEO as of the end of fiscal year 2023. Therefore, compensation information was not reported for prior years.
(8)As Mr. Stecher was not an NEO in fiscal years 2022 and 2023, compensation information was not reported for prior years.
See “Compensation Discussion and Analysis - Compensation Program,” and “Change of Control, Separation or Severance Benefits- Employment Agreements” for additional information with respect to the numbers included in the foregoing Summary Compensation Table.

Grants of Plan-Based Awards Table - Fiscal Year 2024
The following table presents information concerning plan-based awards made in fiscal year 2024 to each of our NEOs:

Name	Grant Date	Estimated Future Payouts Under Performance-Based Plan Awards (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2) Target (# Of Shares)	Threshold (3)	Grant Date Fair Value Of Stock And Option Awards (4)	Maximum (5)
Michael C. Dennison
RSUs	2/27/2024	$—	51,364	$—	$2,600,046	$—
PSUs	3/15/2024	$—	55,544	$1,300,008	$2,600,015	$5,200,030
Revenue Growth Outperformance Award	3/15/2024	$—	26,704	$—	$1,250,014	$—
Cash Bonus		$—	—	$—	$—	$—
Dennis C. Schemm
RSUs	2/27/2024	$—	11,755	$—	$595,038	$—
PSUs	3/15/2024	$—	12,711	$297,501	$595,002	$1,190,004
Revenue Growth Outperformance Award	3/15/2024	$—	12,818	$—	$600,011	$—
Cash Bonus		$—	—	$—	$—	$—
Brendan R. Enick
RSUs	2/27/2024	$—	3,458	$—	$175,044	$—
PSUs	3/15/2024	$—	3,739	$87,512	$175,023	$350,046
Revenue Growth Outperformance Award	3/15/2024	$—	7,478	$—	$350,045	$—
Cash Bonus		$—	—	$—	$—	$—
Toby D. Merchant
RSUs	2/27/2024	$—	7,409	$—	$375,044	$—
PSUs	3/15/2024	$—	8,012	$187,521	$375,042	$750,084
Revenue Growth Outperformance Award	3/15/2024	$—	9,614	$—	$450,031	$—
Cash Bonus		$—	—	$—	$—	$—
Christopher J. Tutton
RSUs	2/27/2024	$—	8,396	$—	$425,006	$—
PSUs	3/15/2024	$—	9,080	$212,518	$425,035	$850,070
Revenue Growth Outperformance Award	3/15/2024	$—	9,614	$—	$450,031	$—
Cash Bonus		$—	—	$—	$—	$—
Paul W. Stecher
RSUs	2/27/2024	$—	7,409	$—	$375,044	$—
PSUs	3/15/2024	$—	8,012	$187,521	$375,042	$750,084
Revenue Growth Outperformance Award	3/15/2024	$—	9,614	$—	$450,031	$—
Cash Bonus		$—	—	$—	$—	$—
(1)Refer to the “Compensation Program - Annual Performance-Based Cash Bonuses” section within the “Compensation Discussion and Analysis” section of this Proxy statement for a description of the potential Cash Bonuses our NEOs were eligible to receive in fiscal year 2024.

(2)Refer to the “Compensation Program - Equity-Based Awards” section within the “Compensation Discussion and Analysis” section of this Proxy Statement, for descriptions of the equity-based awards granted to our NEOs in fiscal year 2024. The RSU and Revenue Growth Outperformance awards do not have “threshold” or “maximum” amounts. The PSU awards reflect the full amounts approved by the Compensation Committee, of which only 1/3 were issued in 2024 because grants cannot be issued until annual performance goals are set, and the Committee establishes these goals at the beginning of each year.
(3)This threshold value is an estimate based on the grant date fair value multiplied against the minimum threshold of 50% of target, as approved by the Committee.
(4)Reflects the grant date fair value of the equity-based awards computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The grant date fair value per unit for RSUs and PSUs is equal to the closing price of the Company’s common stock on the date of grant. The grant date fair values for PSUs and Revenue Growth Outperformance awards were calculated based on the probable outcome of applicable performance conditions, which assume that the target level of performance is achieved. The grant date fair value for PSUs was computed at the closing price of the Company’s common stock on the grant date of the shares issued in 2024.
(5)This maximum value is an estimate based on the grant date fair value multiplied against the maximum threshold of 200% of target, as approved by the Committee.
Outstanding Equity Awards at Fiscal Year-End Table - Fiscal Year 2024
The following table presents certain information concerning outstanding equity awards held by each of our NEOs as of January 3, 2025:

	Stock Awards
Name	Number Of Rsus That Have Not Vested (#)	Market Value Rsus That Have Not Vested ($) (1)	Number Of Psus That Have Not Vested (#) (2) (3)	Market Value Psus That Have Not Vested ($) (1) (2) (3)
Michael C. Dennison	71,432	$2,155,103	103,253	$3,115,143
Dennis C. Schemm	15,307	$461,812	30,857	$930,956
Brendan R. Enick	4,365	$131,692	12,124	$365,781
Toby D. Merchant	10,179	$307,100	20,567	$620,506
Christopher J. Tutton	11,829	$356,881	22,265	$671,735
Paul W. Stecher	9,430	$284,503	19,894	$600,202
(1)Based on a fair market value of our common stock on January 3, 2025, the last trading day of fiscal year 2024, of $30.17 per share.
(2)For PSUs, amounts are shown at target attainment.
(3)This column includes the second- and third-year guaranteed issuances of the 2024 PSUs that have not been granted due to GAAP accounting guidelines.
In fiscal year 2023, the Committee approved the 2023 Policy Regarding Terms Applicable to Restricted Stock Unit and Performance Share Unit Award Agreements in the Event of Qualified Retirement (the “Retirement Policy”). The purpose of the Retirement Policy is to identify certain terms and conditions for continued vesting of certain equity awards, including unvested RSUs and PSUs, granted under the 2022 Omnibus Plan after a qualified retirement. The Retirement Policy defines the criteria that must be met to be deemed a “qualified retirement.” The Retirement Policy applies to our executives, including NEOs, on the same terms as all employees.

Stock Vested Table - Fiscal Year 2024
The following table presents certain information concerning the vesting of stock, including RSUs, during fiscal year 2024 for each of our NEOs on an aggregated basis:

Name	Stock Awards
	Number Of Shares Acquired On Vesting (#) (1)		Value Realized On Vesting ($)
Michael C. Dennison	31,338	(2)	$1,427,048
Dennis C. Schemm	3,929	(3)	$170,749
Brendan R. Enick	453	(4)	$17,857
Toby D. Merchant	2,208	(5)	$107,491
Christopher J. Tutton	5,958	(6)	$267,005
Paul W. Stecher	3,072	(7)	$139,001
(1)Does not give effect to the shares withheld to satisfy tax obligations.
(2)Reflects the vesting of RSUs on February 24, 2024, February 27, 2024, and May 2, 2024.
(3)Reflects the vesting of RSUs on May 2, 2024, and June 12, 2024.
(4)Reflects the vesting of RSUs on May 2, 2024.
(5)Reflects the vesting of RSUs on February 27, 2024 and May 2, 2024.
(6)Reflects the vesting of RSUs on February 24, 2024, February 27, 2024, and May 2, 2024.
(7)Reflects the vesting of RSUs on February 24, 2024, February 27, 2024, and May 2, 2024.
Equity Compensation Plan Information
    The following table presents certain information concerning equity awards under our compensation plans as of January 3, 2025:

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Rsus, Psus, Warrants And Rights (#)	Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights ($)		Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (#)
	(a)
Equity compensation plans approved by security holders (1) (2)	719,806	$—	(3)	2,797,699
(1)Options to be issued under the 2022 Omnibus Plan.
(2)On March 11, 2025, there were no outstanding options, 18,117 outstanding RSUs, and no outstanding PSUs under the 2013 Omnibus Plan. On March 11, 2025, there were no outstanding options, 830,453 outstanding RSUs, and 674,361 outstanding PSUs under the 2022 Omnibus Plan.
(3)The weighted-average price does not take RSUs and PSUs into account.

Change of Control, Separation or Severance Benefits
Equity Awards
Both the 2013 and 2022 Omnibus Plans contain provisions that provide for the vesting of options and stock appreciation rights awarded thereunder, as well as the lapse of restrictions on and vesting of all incentive awards issued thereunder upon a “Change of Control” or a “Change in Control.” A “Change of Control” or a “Change in Control” are defined in the 2013 and 2022 Omnibus Plans to mean the occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act); or (2) any person or group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation, or otherwise. The 2022 Omnibus Plan contains additional provisions in its Change in Control definition that includes a change in the composition of the Board such that individuals who, as of the beginning of any period of 24 months determined on a rolling basis, cease to constitute a majority of the incumbent Board.
Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant, to the extent outstanding awards granted under the 2013 or 2022 Omnibus Plans are not assumed, converted, or replaced by the resulting entity in the event of a Change of Control or Change in Control, all outstanding options and stock appreciation rights shall become fully exercisable, all restrictions with respect to outstanding awards shall lapse and such awards shall become vested and non-forfeitable, and any specified performance goals with respect to outstanding awards shall be deemed to be satisfied at target, provided that payment of restricted and performance awards or performance compensation awards shall be made in accordance with the provisions of the 2013 and 2022 Omnibus Plans.
Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant or thereafter, to the extent outstanding awards granted under the 2013 and 2022 Omnibus Plans are assumed, converted, or replaced by the resulting entity in the event of a Change of Control or Change in Control, (1) any outstanding awards that are subject to performance goals shall be converted by the resulting entity as if target performance had been achieved as of the date of the Change of Control; (2) each performance award or performance compensation award with service requirements shall continue to vest with respect to such requirements during the remaining period set forth in the award agreement; and (3) all other awards shall continue to vest (and/or the restrictions thereon shall continue to lapse) during the remaining periods set forth in the award agreement.
Except as otherwise provided in an award agreement or by the Committee in a written resolution at the date of grant or thereafter, to the extent outstanding Awards granted under the 2013 and 2022 Omnibus Plans are either assumed, converted, or replaced by the resulting entity in the event of a Change of Control or Change in Control, if a participant’s employment or service is terminated without Cause by the Company or an affiliate or a participant terminates his or her employment or service with the Company or an affiliate for “Good Reason” (if applicable), in either case, during the 24-month period following a Change of Control, all outstanding options and stock appreciation rights held by the participant shall become fully exercisable and all restrictions with respect to outstanding awards shall lapse and become vested and non-forfeitable.

Notwithstanding anything in the 2013 and 2022 Omnibus Plans or any award agreement to the contrary, to the extent any provision of the 2013 or 2022 Omnibus Plan or an award agreement would cause a payment of nonqualified deferred compensation that is subject to Section 409A of the Code (“Section 409A”) to be made upon the occurrence of (1) a Change of Control or Change in Control, then such payment shall not be made unless such Change of Control also constitutes a “change in ownership,” “change in effective control,” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A or (2) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A. Any payment that does not comply with the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change of Control, Change in Control or termination of employment or service, but disregarding any performance requirements and substituting the passage of time for any future service requirements and any performance periods. If a Change of Control constitutes a “change of control” within the meaning of Section 409A, any required payment shall be made in a lump sum within 10 business days of the Change of Control unless the Award Agreement specifies otherwise. If a termination following a Change of Control or Change in Control, qualifies as a “separation from service” within the meaning of Section 409A, distribution will be made in a lump sum within 60 days of the separation from service date unless the Award Agreement specifies otherwise.
If an NEO is terminated without Cause or due to death or disability, such executive officer is also entitled to a pro-rated award of PSUs, provided it is determined that performance goals have been met, and pro-rated based on the number of months of employment completed during the performance period.

Employment Agreements
Each of our NEOs is party to an employment agreement, which provides, as applicable, certain change of control, separation or severance benefits. In May 2018, we entered into a new employment agreement with Mr. Tutton upon his promotion to President, SSG. In August 2018, we entered into an employment agreement with Mr. Dennison upon his hiring as President, PVG and the employment agreement was amended in June 2019 upon his promotion to CEO. In August 2020, we amended the employment agreements for Messrs. Dennison and Tutton to remove specific target metrics in order to align and engage the employees in light of the COVID-19 pandemic. In April 2021, we entered into an employment agreement with Mr. Merchant upon his appointment as CLO and Secretary. In June 2023, we entered into an employment agreement with Mr. Schemm upon his appointment to CFO and Treasurer. In December 2024, we entered into an employment agreement with Mr. Enick. In August 2024, in connection with Mr. Fletcher’s departure, we entered into an Executive Separation and Release Agreement. The employment agreements prohibit the NEOs from soliciting our employees for two years following the cessation of such NEO’s employment.
Termination by Mutual Agreement, Death, Disability, for Cause or Voluntarily
In the event an NEO’s employment is terminated by mutual agreement of the parties, by the Company if the executive dies or becomes disabled, by the Company for “Cause,” or by the executive officer voluntarily, at any time (provided he provides not less than 90 days written notice), such executive officer is entitled to receive the following payments and compensation: (1) accrued and unpaid annual Base Salary for services rendered prior to the date of termination or resignation; and (2) reimbursement of any un-reimbursed business expenses as of the date of termination or resignation (collectively, “General Separation Payments”). Additionally, in the event an NEO’s employment is terminated by the Company because the executive dies or becomes disabled, such executive officer is also entitled to receive a pro rata payment of the executive’s performance bonus (which the executive would have earned under his employment agreement if employed for the entire fiscal year in which termination occurs, payable during the year the applicable audited financial statements become available). Additionally, if the NEO is terminated because the executive dies or becomes disabled, such executive officer is also entitled to a pro-rated award of PSUs, provided it is determined that performance goals have been met, and pro-rated based on the number of months of employment completed during the performance period.

Termination without Cause or for Good Reason
In the event an NEO’s employment is terminated by the Company without Cause or if the NEO resigns for “Good Reason,” such executive officer is entitled to receive the following payments and compensation: (1) General Separation Payments, (2) the applicable Severance Payment (only upon the execution of a release); (3) a pro rata payment of the executive’s performance bonus (which the executive would have earned under his new employment agreement if employed for the entire fiscal year in which termination occurs, payable during the year the applicable audited financial statements become available); and (4) continued Company sharing in the cost of health care insurance during the period executive receives severance. Additionally, if the NEO is terminated without Cause, such executive officer is also entitled to a pro-rated award of PSUs, provided it is determined that performance goals have been met, and pro-rated based on the number of months of employment completed during the performance period.
The “Severance Payment” amount to be paid with respect to a termination without Cause or for Good Reason shall equal the NEO’s annual base salary as of the date of termination; provided, however, in the event of the “Good Reason” trigger being a reduction in Base Salary, then the Severance Payment amount shall equal the executive’s annual base salary prior to such reduction, provided that such severance amount is greater than the executive’s base salary at termination.
For purposes of the employment agreements, termination for “Cause” means with respect to an NEO, one or more of the following: (1) willful or grossly negligent violation of any law which causes material injury to the business of our Company (or any subsidiary) or entry of a plea of nolo contendere (or similar plea) to a charge of such an offense; (2) conduct causing us or any of our subsidiaries significant public disgrace or disrepute; (3) any act or omission aiding or abetting a competitor, supplier, or customer of ours or any of our subsidiaries to the material disadvantage or detriment of us and our subsidiaries; (4) the executive’s willful violation of fiduciary duties to our Company or any subsidiary, including the duty of loyalty and the corporate opportunity doctrine; (5) commission of, or the act of fraud, dishonesty, misappropriation or embezzlement, or the executive’s commission of any felony offense; (6) material breach of the executive’s representations, warranties, or covenants under his new employment agreement or any other agreement between the parties hereto that, if curable and unrelated to a breach of his confidentiality obligations, remains uncured for 15 days following written notice thereof from us to executive; and (7) refusal to comply with our reasonable orders or directives (including refusal to perform, other than as a result of death or disability, material assigned duties or responsibilities that are consistent with normal business practices and his new employment agreement) or our (or our subsidiaries’) material and reasonable rules, regulations, policies, procedures or practices that are not inconsistent with the terms of his new employment agreement or applicable law, which continues uncured for 15 days following written notice thereof from us to the executive.
A resignation by an NEO will be deemed a resignation for “Good Reason” if the executive provides written notice to the Company of the specific circumstances alleged to constitute Good Reason within 90 days after any one or more of the following events: (1) a reduction in executive’s base salary below the amount as of the date of his employment agreement (other than a substantially similar reduction applicable to all executives); (2) for Mr. Tutton only, the Company requiring, without the executive’s consent, that the executive relocate the executive’s principal place of business outside a 30-mile radius from the location where the executive is employed as of the effective date of his employment agreement or such other location as consented to by the executive; (3) material breach by us of his employment agreement; or (4) without the executive’s consent, a material reduction in the executive’s duties or responsibilities, such that the executive is no longer playing his current role or at least an equivalent position, as applicable. Where curable, the Company will have 30 days to cure such circumstances upon the receipt of notice from the executive.

Estimated Potential Payments upon Change of Control or Certain Termination Events
The table below provides an estimate of the payments and benefits that would be paid to our NEOs in connection with any termination of employment or upon a Change of Control of the Company. The payments are quantified assuming the termination of employment or Change of Control occurred on January 3, 2025.

Name and Form of Payment	Mutual Agreement, For Cause, Voluntarily	Death or Disability	Without Cause or for Good Reason (not in connection with a Change of Control)	Awards Not Continued or Assumed or Termination Within 24 Months Without Cause or for Good Reason (Change of Control)	No Termination, Awards Continued or Assumed (Change of Control)
Michael C. Dennison
Cash Compensation (1)	$38,462	$38,462	$1,038,462	$1,038,462	$—
Cash Bonus (2)	—	—	—	—	—
RSUs (3)	—	—	—	2,155,103	—
PSUs (3)	—	—	—	3,115,143	—
Benefits and Perquisites	—	—	21,000	21,000	—
Total	$38,462	$38,462	$1,059,462	$6,329,708	$—
Dennis C. Schemm
Cash Compensation (1)	$22,846	$22,846	$616,846	$616,846	$—
Cash Bonus (2)	—	—	—	—	—
RSUs (3)	—	—	—	461,812	—
PSUs (3)	—	—	—	930,956	—
Benefits and Perquisites	—	—	13,000	13,000	—
Total	$22,846	$22,846	$629,846	$2,022,614	$—
Brendan R. Enick
Cash Compensation (1)	$14,731	$14,731	$397,731	$397,731	$—
Cash Bonus (2)	—	—	—	—	—
RSUs (3)	—	—	—	131,692	—
PSUs (3)	—	—	—	365,781	—
Benefits and Perquisites	—	—	15,000	15,000	—
Total	$14,731	$14,731	$412,731	$910,204	$—
Toby D. Merchant
Cash Compensation (1)	$17,692	$17,692	$477,692	$477,692	$—
Cash Bonus (2)	—	—	—	—	—
RSUs (3)	—	—	—	307,100	—
PSUs (3)	—	—	—	620,506	—
Benefits and Perquisites	—	—	20,000	20,000	—
Total	$17,692	$17,692	$497,692	$1,425,298	$—
Christopher J. Tutton
Cash Compensation (1)	$18,615	$18,615	$502,615	$502,615	$—
Cash Bonus (2)	—	—	—	—	—
RSUs (3)	—	—	—	356,881	—
PSUs (3)	—	—	—	671,735	—
Benefits and Perquisites	—	—	20,000	20,000	—
Total	$18,615	$18,615	$522,615	$1,551,231	$—
Paul W. Stecher
Cash Compensation (1)	$15,615	$15,615	$421,615	$421,615	$—
Cash Bonus (2)	—	—	—	—	—
RSUs (3)	—	—	—	284,503	—
PSUs (3)	—	—	—	600,202	—
Benefits and Perquisites	—	—	20,000	20,000	—
Total	$15,615	$15,615	$441,615	$1,326,320	$—

(1)Cash compensation related to termination by Mutual Agreement, For Cause, or Voluntarily and Death or Disability are payable in a lump sum. Cash compensation shown under Without Cause or for Good Reason are payable in 12, 18, or 24 monthly installments.
(2)Cash Bonuses would have been payable in a lump sum.
(3)Amounts shown for RSUs and PSUs represent the fair value of unvested awards as of January 3, 2025, assuming termination during the 24 month period following a Change of Control whereby all restrictions with respect to outstanding awards shall lapse and the awards shall become vested and non-forfeitable. Additionally, if the NEO is terminated without Cause or due to death or disability, such executive officer is also entitled to a pro-rated award of PSUs, provided it is determined that performance goals have been met, and pro-rated based on the number of months of employment completed during the performance period.
CEO Pay Ratio
The SEC requires companies to disclose the ratio of the annual total compensation of their CEO to the median of the annual total compensation of their other employees.
Methodology and Pay Ratio
For fiscal year 2024, the median annual total compensation of all employees of FOX (other than our CEO) was $42,299. The annual total compensation of our CEO was $7,506,321, reflecting Mr. Dennison who served as CEO on the date upon which we selected to identify the median employee. Based on this information, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees for fiscal year 2024 was approximately 177 to 1.
The Company identified the “median employee” by using the following methodology and material assumptions, adjustments, and estimates (consistent with all applicable SEC rules):
•The Company selected January 3, 2025, the last day of FOX’s prior fiscal year, as the date upon which we would identify the “median employee.”
•As of this date, our employee population consisted of approximately 4,035 individuals, excluding employees on leaves of absence who are not expected to return to work.
•For purposes of determining our median employee, the Company excluded European and Australian employees that, in total, resulted in the exclusion of less than 5% of FOX's total number of employees as permitted under SEC rules.
•The Company used fiscal year-to-date “gross cash earnings” paid through January 3, 2025 as our consistently applied compensation measure. In this context, gross cash earnings include any salary (including overtime), bonus, and/or commissions. Salaries were annualized for all permanent employees who were hired after the fiscal year began; all foreign currencies were converted to U.S. dollars.
•Once the Company identified the median employee, the Company calculated the elements of the median employee’s fiscal year 2024 total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Pay vs. Performance
This section should be read in conjunction with the CD&A, which includes additional discussion of the objectives of FOX’s executive compensation and benefit program and how they are aligned with the Company’s financial and operational performance.
Included in the table below is the annual compensation paid to our NEOs and our financial performance for each of the three previous fiscal years.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO	Average Summary Compensation Table Total for Other NEOs(2)	Average Compensation Actually Paid to Other NEOs	Total Stockholder Return (3)	Peer Group Total Stockholder Return	Net Income	Adjusted EBITDA (4)
2024	$7,506,321	$322,173	$1,761,001	$557,342	$43.24	$161.48	$6,512,072	$167,013,046
2023	$6,033,703	$2,384,938	$976,966	$593,856	$96.70	$215.12	$120,836,623	$261,048,074
2022	$7,701,102	$(784,351)	$1,781,723	$355,598	$130.74	$140.79	$205,277,739	$321,831,275
2021	$7,817,826	$15,024,562	$1,597,907	$3,525,371	$243.77	$155.21	$163,817,937	$263,949,984
2020	$3,848,244	$7,969,104	$1,101,925	$3,372,336	$151.49	$127.92	$90,673,757	$176,341,637

(1)This is the total compensation, as depicted in the Summary Compensation Table above, for our CEO, Mr. Dennison.
(2)Represents the average total compensation, as depicted in the Summary Compensation Table above.
(3)Our total stockholder return assumes the investment of $100 in our common stock on the last trading day before the earliest fiscal year in the above table through and including the end of the fiscal year for which total stockholder return is depicted.
(4)Adjusted EBITDA is equal to FOX’s net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, patent litigation-related expenses, acquisition, and integration-related expenses, organizational restructuring related costs, strategic transformation costs, and costs related to tax restructuring initiatives.

To calculate compensation actually paid (“CAP”) to the CEO and the average CAP to the other NEOs, the following amounts were deducted from and added to total compensation, as depicted in the Summary Compensation Table:

Year	Summary Compensation Total	Amounts Reported in the Summary Compensation Table for Stock Awards (1)	Value of Stock Awards Granted During the Year, Outstanding and Unvested at Year-End(2)	Change in Value of Stock Awards Granted in Any Prior Year, Outstanding and Unvested at Year-End(3)	Change in Value of Stock Awards Granted in Any Prior Year, Vested During the Year(4)	Compensation Actually Paid
Principal Executive Officer
2024	$7,506,321	$(6,450,075)	$2,666,883	$(2,713,316)	$(687,640)	$322,173
2023	$6,033,703	$(5,000,030)	$2,126,126	$(1,346,382)	$571,521	$2,384,938
2022	$7,701,102	$(4,500,140)	$3,414,949	$(5,269,787)	$(2,130,475)	$(784,351)
2021	$7,817,826	$(4,939,011)	$7,888,881	$3,227,549	$1,029,317	$15,024,562
2020	$3,848,244	$(2,119,059)	$5,410,766	$705,737	$123,416	$7,969,104
Average for Other NEOs (5)
2024	$1,761,001	$(1,238,094)	$399,035	$(294,213)	$(70,387)	$557,342
2023	$976,966	$(586,493)	$283,354	$(131,928)	$51,957	$593,856
2022	$1,781,723	$(720,080)	$546,436	$(811,488)	$(440,993)	$355,598
2021	$1,597,907	$(664,340)	$1,212,721	$571,654	$807,429	$3,525,371
2020	$1,101,925	$(550,558)	$971,581	$1,080,792	$768,596	$3,372,336
(1)Represents the grant date fair value of equity awards granted in each applicable year, as reported in our Summary Compensation Table.
(2)Represent the year-over-year change in the fair value of equity awards to our CEO and average for our other NEOs. No awards vested in the year they were granted.
(3)Represents the change in fair value of equity awards that were granted in any prior fiscal year and were unvested as of the end of each applicable year.
(4)Represents the change in fair value of equity awards that were granted in any prior fiscal year and vested during each applicable year.
(5)Our fiscal year 2020 reflects the transition of our Former CEO, Larry Enterline, to an Executive Chair of the Board role, and the promotion of Michael Dennison from President, PVG to CEO. Our fiscal year 2023 reflects the changes in our CFO position.
The fair value of stock awards includes the value of both RSUs and PSUs. The measurement date fair value of RSUs was determined based on the market price of the Company's common stock on the measurement date. The PSUs include two separate performance-based components: (1) a FCF metric, and (2) a ROIC metric. The measurement date fair value of the performance-based component of the PSUs was determined based upon the measurement date stock price.

Pay-for-performance alignment
The following table identifies the three most important financial performance measures used by the Committee to link the “compensation actually paid” (CAP) to our CEO and other NEOs in fiscal year 2024, calculated in accordance with SEC regulations, to Company performance. The role of each of these performance measure on our NEOs' compensation is discussed in the CD&A above.

FINANCIAL PERFORMANCE METRICS
Adjusted EBITDA
Free Cash Flow
Return on Invested Capital
Compensation actually paid versus Company performance
The graph below depicts the relationship between each of financial performance measures in the pay versus performance table above and compensation actually paid (“CAP”) to our CEO and, on average, to our other NEOs, for the fiscal years 2024, 2023, 2022, 2021 and 2020.
CAP vs FOXF TSR & Peer Group TSR

$16,000
$12,000
$8,000
$4,000
$—
$(4,000)
Compensation Actually Paid (in thousands)
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
$—
$(50.00)
Total Shareholder Return Indexed ($100)
$15,025
$7,969
$3,372
$3,525
$356
$(784)
$2,385
$594
$322
$557
2020
2021
2022
2023
2024
CAP - CEO
CAP - Avg. Other NEOs
FOXF
Peer Group**

CAP vs Net Income

Compensation Actually Paid (in thousands)
$16,000
$12,000
$8,000
$4,000
$—
$(4,000)
Net Income (in thousands)
$250,000
$200,000
$150,000
$100,000
$50,000
$—
$(50,000)
$7,969
$3,372
$15,025
$3,525
$(784)
$356
$2,385
$594
$322
$557
2020
2021
2022
2023
2024
CAP - CEO
CAP - Avg. Other NEOs
Net Income

CAP vs Adjusted EBITDA

$16,000
$12,000
$8,000
$4,000
$—
$(4,000)
Compensation Actually Paid (in thousands)
$400,000
$300,000
$200,000
$100,000
$—
$(100,000)
Adjusted EBITDA (in thousands)
$7,969
$3,372
$15,025
$3,525
$(784)
$356
$2,385
$594
$322
$557
2020
2021
2022
2023
2024
CAP - CEO
CAP - Avg. Other NEOs
Adjusted EBITDA

COMPENSATION COMMITTEE REPORT

We reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K to be included in the Company’s 2025 Proxy Statement filed pursuant to Section 14(a) of the Exchange Act. Based on the reviews and discussions referred to above, we recommend to the Board that the Compensation Discussion and Analysis referred to above be included in the Company’s 2025 Proxy Statement.

Members of the Compensation Committee:
Elizabeth A. Fetter, Chair
Dudley W. Mendenhall
Jean H. Hlay
Sidney Johnson
The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference in such filing.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)
General
Our Audit Committee appointed Grant Thornton LLP as independent public accountants to examine our consolidated financial statements for fiscal year 2025, and determined that it would be desirable to request that the stockholders ratify the appointment.
You may vote “For” or “Against” this proposal, or you may “Abstain” from voting.
Grant Thornton LLP is an independent registered public accounting firm and audited our financial statements for the fiscal years ended January 3, 2025, December 29, 2023, and December 30, 2022. Based on its past performance during these audits, the Audit Committee selected Grant Thornton LLP as the independent auditor to perform the audit of our financial statements for fiscal year 2025. Information regarding Grant Thornton LLP can be found at www.grantthornton.com.
Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting via live webcast, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Fees
The following table sets forth the total amount billed to us for the fiscal years ended January 3, 2025 and December 29, 2023 by Grant Thornton LLP.

	Fiscal Year 2024	Fiscal Year 2023
Audit Fees (1)	$2,642,211	$2,716,806
Audit-Related Fees (2)	1,514	—
Tax Fees (3)	126,965	136,257
All Other Fees (4)	27,049	323,502
Total	$2,797,739	$3,176,565
(1)“Audit Fees” are aggregate fees billed by Grant Thornton LLP for professional services for the audit of our annual financial statements included in our annual reports on Form 10-K and for the review of our interim financial statements included in our quarterly reports on Form 10-Q or services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements.
(2) “Audit-Related Fees” are aggregate fees billed by Grant Thornton LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”. These services include consultations and audits related to mergers and acquisitions; and services related to offering of common stock and consents for registration statements.
(3)“Tax Fees” are aggregate fees billed by Grant Thornton LLP for professional services rendered in connection with tax compliance, tax advice and tax planning.
(4)“All Other Fees” consist of fees for services, other than those that meet the criteria above and include fees for permitted advisory services, specifically, operational audit services.
The Audit Committee evaluated Grant Thornton LLP’s qualification, performance, and independence and determined that services provided by Grant Thornton LLP were permitted under the rules and regulations concerning public accountant’s independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as amended, as well as by the Public Company Accounting Oversight Board (the “PCAOB”).

Pre-Approval Policy
The Audit Committee’s policy is to pre-approve any independent accountant’s engagement to render audit and or permissible non-audit services (including the fees charged and proposed to be charged by independent accountants) subject to the de minimis exceptions under Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as otherwise required by law. Non-audit services may include audit-related services, tax services, or other services. The Audit Committee annually reviews whether the provision of permitted non-audit services is compatible with maintaining the accountant’s independence. The Audit Committee pre-approved all “Audit Fee”, “Audit-Related Fee” and “Tax Fee” in fiscal years 2024 and 2023.
Required Vote for Stockholder Approval
The affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote thereon is required to ratify the appointment.
Recommendation of the Board
The Board recommends that you vote “FOR” the ratification of the appointment of Grant Thornton LLP to serve as independent auditor for the Company for the fiscal year ending January 2, 2026.

AUDIT COMMITTEE REPORT
Our Audit Committee is comprised of three independent directors, Ms. Hlay, Mr. Mendenhall, and Mr. Waitman, all of whom are financially literate. In addition, the Board designated Mr. Mendenhall and Ms. Hlay as the “audit committee financial experts” under the applicable SEC rules. The Audit Committee operates under a written charter, which reflects the requirements regarding audit committees under the Nasdaq Listing Rules and the Sarbanes-Oxley Act of 2002, as amended. A current copy of the Audit Committee Charter is available on the Company’s website at http://investor.ridefox.com.
The Audit Committee’s primary role is to assist the Board in (1) retaining an independent public accountant; (2) overseeing the independent public accountant; (3) reviewing financial statements and disclosure matters; (4) compliance and cybersecurity oversight; and (5) oversight of the Company’s internal audit function.
The Audit Committee reviewed and discussed our audited financial statements for the year ended January 3, 2025, with management and with Grant Thornton LLP. These audited financial statements are included in our Annual Report on Form 10-K for the year ended January 3, 2025 (the "Annual Report").
The Audit Committee also discussed with Grant Thornton LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit Committee also received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and discussed with Grant Thornton LLP its independence from us.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for filing with the SEC.
Members of the Audit Committee:
Jean H. Hlay, Chair
Dudley W. Mendenhall
Ted D. Waitman
The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference in such filing.

ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION
(PROPOSAL 3)

We are providing stockholders with an opportunity to cast an advisory (non-binding) vote on the compensation of our NEOs as disclosed pursuant to the SEC’s compensation disclosure rules, including the CD&A, the compensation tables, and the narrative disclosures that accompany the compensation tables (commonly referred to as “Say-on-Pay”) as required by Section 14A of the Exchange Act (15 U.S.C. 78n-1).
Accordingly, you are being asked to approve the following advisory resolution at the Annual Meeting:
“Resolved, that the compensation paid to the Company’s NEOs, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion in this Proxy Statement, is hereby approved.”
The advisory approval of the Company’s executive compensation is a non-binding vote on the compensation paid to the Company’s NEOs, as described pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables, and the narrative discussions, set forth in this Proxy Statement.
As described in detail under “Executive Compensation - Compensation Discussion and Analysis,” our compensation programs are designed to attract, motivate, and retain individuals who share our visions and values and who can consistently perform in such a manner that enables the Company to achieve its strategic goals. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with our stockholders’ long-term interests. Stockholders are encouraged to read the “Compensation Discussion and Analysis” section, the accompanying compensation tables, and the related narrative discussion.
We currently hold our advisory vote on executive compensation annually. Thus, we expect to hold our next advisory vote on executive compensation at the 2026 Annual Meeting of Stockholders.
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
Required Vote for Stockholder Approval
The affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the proposal is required to approve the advisory vote on executive compensation.
Recommendation of the Board
The Board recommends that you vote "FOR" the approval, on an advisory basis, of the resolution approving the compensation of our NEOs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of March 11, 2025, the number of shares of our common stock, par value $0.001 per share (the only class of voting securities outstanding), beneficially owned by: (1) certain 5% beneficial owners; (2) each director and nominee for director; (3) each person who is named in the Summary Compensation Table; and (4) all directors and executive officers as a group. The applicable percentage ownership is based on 41,712,445 shares of common stock outstanding as of March 11, 2025. All holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of holders of shares of common stock.
The number of shares beneficially owned by each entity or individual is determined pursuant to Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the following table, subject to community property laws where applicable.

		Common Stock Beneficially Owned
Name and Address of Beneficial Owner		Number of Shares	Percentage of Class
5% Beneficial Owners
BlackRock, Inc.	(1)	6,726,767	16.1%
The Vanguard Group, Inc.	(2)	4,633,799	11.1%
William Blair Investment Management, LLC	(3)	2,983,482	7.2%

Directors and Officers (4)
Michael C. Dennison	(5)	80,321	*
Dennis C. Schemm	(6)	6,671	*
Brendan R. Enick	(7)	1,496	*
Toby D. Merchant	(8)	6,250	*
Christopher J. Tutton	(9)	5,860	*
Paul W. Stecher	(10)	17,967	*
Dudley W. Mendenhall	(11)	14,522	*
Thomas E. Duncan	(12)	12,236	*
Elizabeth A. Fetter	(13)	7,873	*
Jean H. Hlay	(14)	11,347	*
Sidney Johnson	(15)	8,123	*
Ted D. Waitman	(16)	19,577	*
All current executive officers and directors as a group (12 persons)	(17)	192,243	*
* Less than 1%
(1)This information is based on a Schedule 13G/A filed by BlackRock, Inc. on November 12, 2024. BlackRock, Inc. has sole power to vote 6,640,350 shares and sole power to dispose of 6,726,767 shares. BlackRock, Inc.’s address is 50 Hudson Yards, New York, NY 10001.
(2)This information is based on a Schedule 13G/A filed by The Vanguard Group, Inc. on November 12, 2024. The Vanguard Group, Inc. has shared power to vote 30,218 shares, sole power to dispose of 4,557,586 shares, and shared power to dispose of 76,213 shares. The Vanguard Group, Inc.'s address is 100 Vanguard Blvd., Malvern, PA 19355.
(3)This information is based on a Schedule 13G/A filed by William Blair Investment Management, LLC on February 12, 2025. William Blair Investment Management, LLC has sole power to vote 2,647,008 shares and sole power to dispose of 2,983,482 shares. William Blair Investment Management, LLC’s address is 150 North Riverside Plaza, Chicago, IL 60606.
(4)The information provided in this table is based on the Company's records and information supplied by the officers and the directors. Except as set forth in the footnotes to this table, the business address of each director and officer listed is c/o Fox Factory Holding Corp., 2055 Sugarloaf Circle, Suite 300, Duluth, GA 30097.

(5)Consists of 80,321 shares of our common stock held directly by Mr. Dennison and no unvested RSUs that will vest in 60 days of the record date March 11, 2025. Mr. Dennison is our CEO and serves on our Board.
(6)Consists of 4,895 shares of our common stock held directly by Mr. Schemm and 1,776 unvested RSUs that will vest in 60 days of the record date March 11, 2025. Mr. Schemm is our CFO and President, AAG.
(7)Consists of 1,043 shares of our common stock held directly by Mr. Enick and 453 unvested RSUs that will vest in 60 days of the record date March 11, 2025. Mr. Enick is our CAO and Treasurer.
(8)Consists of 6,250 shares of our common stock held directly by Mr. Merchant and no unvested RSUs that will vest in 60 days of the record date March 11, 2025. Mr. Merchant is our CLO, Chief Compliance Officer and Secretary.
(9)Consists of 5,860 shares of our common stock held directly by Mr. Tutton and no unvested RSUs that will vest in 60 days of the record date March 11, 2025. Mr. Tutton is our President, SSG.
(10)Consists of 17,967 shares of our common stock held directly by Mr. Stecher and no unvested RSUs that will vest in 60 days of the record date March 11, 2025. Mr. Stecher is our Chief Information Officer and President, PVG.
(11)Consists of 10,500 shares of our common stock held directly by Mr. Mendenhall and 4,022 unvested RSUs that will vest in 60 days of the record date March 11, 2025. Mr. Mendenhall is our Chair of the Board.
(12)Consists of 8,559 shares of our common stock held directly by Mr. Duncan and 3,677 unvested RSUs that will vest in 60 days of the record date March 11, 2025. Mr. Duncan serves on our Board.
(13)Consists of 4,196 shares of our common stock held directly by Ms. Fetter and 3,677 unvested RSUs that will vest in 60 days of the record date March 11, 2025. Ms. Fetter serves on our Board.
(14)Consists of 7,670 shares of our common stock held directly by Ms. Hlay and 3,677 unvested RSUs that will vest in 60 days of the record date March 11, 2025. Ms. Hlay serves on our Board.
(15)Consists of 4,446 shares of our common stock held directly by Mr. Johnson and 3,677 unvested RSUs that will vest in 60 days of the record date March 11, 2025. Mr. Johnson serves on our Board.
(16)Consists of 15,900 shares of our common stock held directly by Mr. Waitman and 3,677 unvested RSUs that will vest in 60 days of the record date March 11, 2025. Mr. Waitman serves on our Board.
(17)Consists of shares included under "Directors and Officers”. Per the Company’s policy, officers and directors of the Company are required to obtain prior written approval from Dennis C. Schemm or Toby D. Merchant before holding securities of the Company in a margin account or pledging securities of the Company as collateral for a loan.
There are no material proceedings to which any director, officer or affiliate of FOX, any owner of record or beneficially of more than 5% of our common stock, or any associate of any such director, officer, affiliate of FOX, or security holder is a party adverse to FOX or any of our subsidiaries or has a material interest adverse to FOX or any of our subsidiaries.
There are no arrangements currently known to the Company, the operation of which may at a subsequent date result in a change of control.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of 10% or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.
Based solely upon our review of such forms (and amendments thereto) furnished to us during fiscal year 2024, and upon representations received by us from certain of our directors, and executive officers, we believe that our directors, executive officers, and beneficial owners of 10% or more of a registered class of our equity securities complied with all Section 16(a) filing requirements on a timely basis during fiscal year 2024.
SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2026
Delivery
All stockholder proposals and stockholder candidate submissions for director nominees must be submitted in writing to our Chief Legal Officer and Secretary by mail to our principal executive offices located at located at 2055 Sugarloaf Circle, Suite 300, Duluth GA 30097 or by email to legal@ridefox.com. All proposals and submissions must be received by the close of business, Eastern Time, during the applicable time periods listed below.
Stockholder Proposals - Inclusion in Company Proxy Statement
For a stockholder proposal to be considered by us for inclusion in our Proxy Statement and form of proxy relating to the 2026 Annual Meeting of Stockholders, the proposal must be received by November 26, 2025, as prescribed by rules under the Exchange Act.
Other Stockholder Proposals - Business to be Conducted at the Annual Meeting
With respect to stockholder proposals not wishing to be included in our Proxy Statement and form of proxy, but rather to be brought as business at the Annual Meeting of Stockholders, our Bylaws prescribe certain advance notice procedures independent of the notice requirement and deadline described above. Our Bylaws state that, to be timely, notice and certain related information must be received at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting of Stockholders. However, in the event that the date of the Annual Meeting of Stockholders is more than 30 days before or more than 70 days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting of stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under our Bylaws, a proposal for the 2026 Annual Meeting of Stockholders not included by or at the direction of the Board must be received no earlier than January 9, 2026, and no later than February 8, 2026.
Stockholder Director Nominees
See “Nominations of Directors and Diversity - Consideration of Director Nominees.” To be timely stockholders must submit written director candidate nominations for the 2026 Annual Meeting of Stockholders no earlier than January 9, 2026, and no later than February 8, 2026. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 10, 2026, unless the date of the 2026 Annual Meeting of Stockholders has been changed by more than 30 days from the previous year's Annual Meeting of Stockholders. If the 2026 Annual Meeting of Stockholders is set for a date that is not within 30 day calendar days of the anniversary of the date of the 2024 Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made by the Company.

ATTENDING THE ANNUAL MEETING VIA WEBCAST
We will host the Annual Meeting live via webcast. You will not be able to attend the Annual Meeting in person. Stockholders may listen to and participate in the Annual Meeting live if they register at www.proxydocs.com/FOXF. The webcast will start at 1:00 p.m. Eastern Daylight Time, on May 9, 2025. Stockholders may vote and submit questions while connected to the Annual Meeting on the Internet.
Instructions on how to connect and participate in the Annual Meeting, including how to demonstrate proof of ownership of our common stock, are posted at www.proxydocs.com/FOXF. To attend the Annual Meeting, log in and register at www.proxydocs.com/FOXF. You will need your unique control number that is printed in the box marked by the arrow on your Notice or your proxy card (if you received a printed copy of the proxy materials) to register and attend the Annual Meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
Proxy Materials are available online at www.proxydocs.com/FOXF. If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year’s stockholder meeting, you must make this request on or before April 29, 2025. You can order paper materials by visiting www.investorelections.com/FOXF, calling 1-866-648-8133, or writing to us at our principal executive offices located at 2055 Sugarloaf Circle, Suite 300, Duluth, GA 30097, Attention: Chief Executive Officer. You will need your unique control number on your proxy card. Alternatively, you can send a blank email with your unique control number in the subject line to paper@investoerelections.com.
We and some brokers adopted “householding,” a procedure under which stockholders who have the same address will receive a single set of Proxy Materials, unless one or more of these stockholders provides notice that they wish to receive individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.
If you participate in householding and wish to receive a separate set of these Proxy Materials, or if you wish to receive separate copies of future notices and Proxy Materials, or if you would like to participate in householding and receive a single set future notices and Proxy Materials in the future, please follow the instruction above to submit your request. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

QUESTIONS AND ANSWERS ABOUT
THIS PROXY STATEMENT AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will consider and vote on the following matters:
•Proposal 1: To elect two Class III directors, described in the Proxy Statement, each to serve for a term to expire at the 2028 Annual Meeting of Stockholders;
•Proposal 2: To ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2025; and
•Proposal 3: To vote on an advisory resolution to approve the Company’s executive compensation;
The stockholders will also consider and act on any other matters as may properly come before the meeting, or any adjournment or postponement thereof.
How are the Proxy Materials being delivered?
The SEC adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to stockholders in lieu of a paper copy of the Proxy Materials. The Notice provides instructions as to how shares can be voted. Shares must be voted either by telephone, internet or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice. Any Notices that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice.
Important Notice Regarding The Availability Of Proxy Materials For The Annual Meeting:
The Proxy Materials are available at www.proxydocs.com/FOXF. Enter the unique control number located on the Notice or proxy card to access the Proxy Materials.
Who may attend the Annual Meeting?
Anyone who was a stockholder as of the close of business on March 11, 2025 may attend the Annual Meeting via webcast. Mediant Communications, Inc. (“Mediant”) has been selected as our inspector of election. As part of its responsibilities, Mediant is required to independently verify that you are a FOX stockholder eligible to attend the Annual Meeting and to determine whether you may vote in person at the Annual Meeting (via webcast).
Who is entitled to vote at the Annual Meeting?
Only stockholders of record of our common stock at the close of business on March 11, 2025, the record date, are entitled to vote at the Annual Meeting. There were 41,712,445 shares of our common stock outstanding on March 11, 2025. Stockholders of record are entitled to cast one vote per share on all matters.
How do I participate in the Annual Meeting?
Instructions on how to connect and participate in the Annual Meeting, including how to demonstrate proof of ownership of our common stock, are posted at www.proxydocs.com/FOXF. To attend the Annual Meeting, log in and register at www.proxydocs.com/FOXF. You will need your unique control number that is printed in the box marked by the arrow on your Notice or your proxy card (if you received a printed copy of the Proxy Materials) to register and attend the Annual Meeting. Refer to Login Instructions above for more details.

How do I vote my shares at the Annual Meeting?
You may vote your shares at the Annual Meeting even if you previously submitted your vote. To vote at the Annual Meeting, log in at www.proxypush.com/FOXF. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your Proxy Materials.
How do I vote my shares without attending the Annual Meeting?
Stockholders of record may vote their shares by appointing a proxy to vote on your behalf by promptly submitting the proxy card, which is solicited by the Board. Our Board designated the persons named in the proxy card as proxies. The designated proxies are officers of the Company. They will vote as directed by the completed proxy card. Stockholders of record also have the opportunity to appoint another person to attend the Annual Meeting (via webcast) and vote on their behalf by inserting such other person’s name on the proxy card and returning the duly executed proxy card to us.
There are three ways to vote by proxy:
1.By Mail -
Complete, sign and date your proxy card and return it in the postage-paid envelope we provided or follow instructions on your proxy card.
2.By Telephone - 1-866-284-5163
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 8, 2025. Have your proxy card in hand when you call and then follow the instructions.
3.By Internet - www.proxypush.com/FOXF
Use the internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Daylight Time on May 8, 2025. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.
If you received a proxy card in the mail but choose to vote by telephone or internet, you do not need to return your proxy card.
If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone or internet voting will depend on the bank’s, broker’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.
You may vote by telephone or internet until 11:59 p.m. Eastern Daylight Time on May 8, 2025, or Mediant must receive your paper proxy card by 11:59 p.m. Eastern Daylight Time on May 8, 2025.

How will my proxy be voted?
All properly completed, unrevoked proxies, which are received prior to the close of voting at the Annual Meeting, will be voted in accordance with the specifications made. If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted:
•FOR the individuals nominated as a director in Proposal 1, described in this Proxy Statement, for a term to expire at the 2028 Annual Meeting of Stockholders;
•FOR Proposal 2, the ratification of the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2025; and
•FOR Proposal 3, the advisory approval of the Company’s executive compensation;
in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting, or any adjournment or postponement thereof.
The Board is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intent of the persons named in the proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.
May I revoke or change my vote?
If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Corporate Secretary, by delivering a proxy bearing a later date or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder or, if you obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending and voting at the Annual Meeting.
Will my vote be made public?
All proxies, ballots and voting materials that identify the votes of specific stockholders will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.
What constitutes a quorum, permitting the meeting to conduct its business?
The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of common stock entitled to vote as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you attend the Annual Meeting to vote in person, your shares of common stock will be considered part of the quorum. Stockholders who participate in the Annual Meeting online will be considered to be attending the meeting in person for purposes of determining whether a quorum has been met.
Shares represented by proxies that are marked “Abstain” or “Withhold” will be counted as shares present for purposes of determining the presence of a quorum. Shares of stock entitled to vote that are represented by broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner.

How many votes are needed to approve a proposal?
Proposal 1
Assuming the presence of a quorum, in contested elections and uncontested elections of non-incumbent directors, each director nominee receiving a plurality of the votes cast at the Annual Meeting (in person or by proxy) will be elected as a director. Pursuant to the Corporate Governance Guidelines, in uncontested elections of incumbent directors, nominees receiving a majority of the votes cast at the Annual Meeting (in person or by proxy) will be elected as a director. If a nominee fails to receive more votes “for” than “against,” the nominee must tender his or her resignation to the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation and whether other action should be taken. The Board will then consider each tendered resignation and act on each, and within 90 days following certification of the election results, the Company will publicly announce the decision of the Board whether to accept or reject the tendered resignation.
No stockholder shall be permitted to cumulate votes for the election of directors. The election of directors is a non-discretionary item, and brokers may not vote on Proposal 1 without specific voting instructions from beneficial owners, resulting in a broker non-vote. Broker non-votes and withheld votes are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy, and therefore, have no effect on Proposal 1.
Proposal 2
Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, directly or by proxy, at the Annual Meeting (via webcast) and entitled to vote is required to ratify the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal year 2025. An abstention is not counted toward the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, and the effect of an abstention is the same as a vote “Against” the ratification. Ratification of this appointment is a discretionary item upon which your bank or broker has the authority to vote uninstructed shares. Should your broker not indicate their vote relating to the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2025, but otherwise appoint the proxies, your shares will be voted “For” the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for fiscal year 2025.
Proposal 3
Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, directly or by proxy, at the Annual Meeting and entitled to vote on the proposal is required to approve the advisory vote on executive compensation. Proposal 3 is a non-discretionary item and brokers may not vote on Proposal 3 without specific voting instructions from beneficial owners, resulting in a broker non-vote. An abstention is not counted toward the approval, and the effect of an abstention is the same as a vote “Against” the approval. Broker non-votes will have no impact on this proposal. Because the vote on this proposal is advisory in nature, it will not be binding on the Board. However, the Board will consider the outcome of the vote along with other factors when making its decision about the compensation of our NEOs. See “Compensation Discussion and Analysis - Say-on-Pay Outcome and Stockholder Outreach Efforts” for additional information.
Who will count the vote?
Representatives of Mediant will tabulate the votes and act as the inspectors of election.
How can I find the voting results of the Annual Meeting?
We will report the voting results in a Current Report on Form 8-K within four business days of the Annual Meeting. If final voting results are not available to us at that time, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to such current report on Form 8-K to publish the final results.

How is the solicitation being made?
We, the Company, are making this solicitation and as such, the cost of solicitation of proxies will be borne by us. Our directors, officers, and employees may make solicitation, personally or by telephone, email or fax. The Notice and, if requested, the Proxy Materials will be distributed to beneficial owners of common stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses.
Where can I find more information about Fox Factory Holding Corp.?
We file reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at our website at http://investor.ridefox.com and at the internet site maintained by the SEC at http://www.sec.gov.

Annex A - Non-GAAP Measures
    The Company provides certain non-GAAP financial measures in this Proxy Statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States, including, “adjusted net income”, “adjusted earnings per diluted share”, “adjusted EBITDA”, “adjusted EBITDA margin”, "adjusted operating income", "ROIC", and "FCF". The Company defines adjusted net income as net income adjusted for amortization of purchased intangibles, litigation and settlement-related expenses, other acquisition and integration-related expenses, organizational restructuring related costs, strategic transformation costs, and other non-recurring items, all net of applicable tax. These adjustments are more fully described in the tables included below. Adjusted earnings per diluted share is defined as adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. The Company defines adjusted EBITDA as net income adjusted for interest and other expense, net, income taxes, amortization of purchased intangibles, depreciation, non-cash stock-based compensation, litigation and settlement-related expenses, other acquisition and integration-related expenses, organizational restructuring related costs, strategic transformation costs and other non-recurring items that are more fully described in the tables below. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net sales. The Company defines adjusted operating income as net income adjusted for interest and other expense, net, amortization of purchased intangibles, litigation and settlement-related expenses, other acquisition and integration-related expenses and organizational restructuring related costs, all net of applicable tax. The Company defines Return on Invested Capital ("ROIC") as adjusted operating income after taxes divided by total debt and total stockholders' equity. The Company defines Free Cash Flow ("FCF") as net cash provided by operating activities, adjusted for provision for inventory reserve, amortization of acquired inventory step-up, amortization of deferred gains on prior swap agreements, proceeds from or cash paid for interest rate swap settlements, amortization of loan fees, and gain or loss on disposal of property and equipment, less purchases of property and equipment.

NET INCOME TO ADJUSTED NET INCOME RECONCILIATION AND CALCULATION OF ADJUSTED EARNINGS PER SHARE (in thousands, except per share data) (unaudited)
	For the fiscal years ended
	January 03, 2025	December 29, 2023
Net income attributable to FOX stockholders	$6,550	$120,846
Amortization of purchased intangibles	44,528	26,509
Litigation and settlement-related expenses	4,329	2,724
Other acquisition and integration-related expenses (1)	8,054	19,214
Organizational restructuring expenses (2)	3,262	4,027
Loss on fixed asset disposals related to organizational restructure	—	1,027
Strategic transformation costs (3)	1,689	—
Tax impacts of reconciling items above	(12,991)	(6,874)
Adjusted net income	$55,421	$167,473

Adjusted EPS
Basic	$1.33	$3.97
Diluted	$1.33	$3.95

Weighted average shares used to compute adjusted EPS
Basic	41,681	42,232
Diluted	41,717	42,384

(1)Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets, per period as follows:

	For the fiscal years ended
	January 03, 2025	December 29, 2023
Acquisition related costs and expenses	$3,569	$6,206
Finished goods inventory valuation adjustment	4,485	13,008
Other acquisition and integration-related expenses	$8,054	$19,214
(2)Represents expenses associated with various restructuring initiatives.
(3)Represents costs associated with various strategic initiatives.

NET INCOME TO ADJUSTED EBITDA RECONCILIATION (in thousands) (unaudited)
	For the fiscal years ended
	January 03, 2025	December 29, 2023
Net income	$6,512	$120,846
Provision for income taxes	(5,500)	17,817
Depreciation and amortization	83,566	58,603
Non-cash stock based compensation	9,606	16,465
Litigation and settlement-related expenses	4,329	2,724
Other acquisition and integration-related expenses (1)	8,054	19,214
Organizational restructuring expenses (2)	3,218	3,952
Loss on fixed asset disposals related to organizational restructure	—	1,027
Strategic transformation costs (3)	1,689	—
Interest and other expense, net	55,539	20,400
Adjusted EBITDA	$167,013	$261,048

Net income margin	0.5%	8.3%

Adjusted EBITDA margin	12.0%	17.8%
(1)Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets, per period as follows:

	For the fiscal years ended
	January 3, 2025	December 29, 2023
Acquisition related costs and expenses	$3,569	$6,206
Finished goods inventory valuation adjustment	4,485	13,008
Other acquisition and integration-related expenses	$8,054	$19,214
(2)Represents expenses associated with various restructuring initiatives, excluding $44 in stock-based compensation for the twelve-month period ended January 3, 2025 and $75 for the twelve month periods ended December 29, 2023. For the twelve month periods ended January 3, 2025, $1,243 are classified as cost of sales and $1,975 are classified as operating expense. For the twelve month periods ended December 29, 2023, $2,865 are classified as cost of sales and $1,087 is classified as operating expense.
(3)Represents costs associated with various strategic initiatives.

NET INCOME TO ADJUSTED OPERATING INCOME AFTER TAXES RECONCILIATION AND CALCULATION OF RETURN ON INVESTED CAPITAL (1) (in thousands) (unaudited)
	For the fiscal years ended
	January 03, 2025	December 29, 2023	December 30, 2022
Net income	$6,512	$120,846	$205,278
Amortization of purchased intangibles	44,528	26,509	21,537
Interest and other expense, net	56,658	21,428	12,933
Other acquisition and integration-related expenses(2)	6,936	19,214	1,710
Litigation and settlement-related expenses	4,329	2,724	4,222
Organizational restructuring expenses	3,218	3,952	—
Strategic transformation costs	1,689	—	2,769
Non-recurring property tax assessment	—	—	841
Adjusted operating income after taxes	$123,870	$194,673	$249,290

Total indebtedness (3)	$141,369	$177,499	$200,000
Total stockholder's equity	1,201,181	1,221,761	1,121,386
Total debt and stockholder's equity	$1,342,550	$1,399,260	$1,321,386

Return on Invested Capital (ROIC)	9.23%	13.91%	18.87%
(1)This ROIC calculation was created only for the PSU award attainment and is slightly different than the standard calculation disclosed in prior years.
(2)Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations. The amount for fiscal year 2024 excludes acquisition foreign exchange hedge settlement of $1,118,000.
(3)For the purposes of calculating ROIC for 2022 PSU payouts, all debt related to the Marucci acquisition and chassis over 90 days old was excluded due to that debt being excluded from the targets set at the beginning of 2022.

NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW RECONCILIATION (1) (in thousands) (unaudited)
	For the fiscal years ended
	January 03, 2025	December 29, 2023	December 30, 2022
Net cash provided by operating activities	$131,832	$178,743	$187,094
Less:
Provision for inventory reserve	(5,631)	(6,184)	(8,923)
Amortization of acquired inventory step-up	(4,485)	(13,008)	—
Amortization of deferred gains on prior swap agreements	4,334	4,252	3,177
(Proceeds from) cash paid for interest rate swap settlements	(4,026)	(2,522)	471
Amortization of loan fees	(3,748)	(905)	(1,086)
(Loss) gain on disposal of property and equipment	(341)	(1,492)	1,740
Purchases and proceeds from sale of property and equipment	(44,040)	(46,852)	(43,701)
Free Cash Flow	$73,895	$112,032	$138,772
(1)This FCF calculation was created only for the PSU award attainment and is slightly different than the standard calculation disclosed in prior years.

# Fox Factory Holding Corp.

## Annual Meeting of Stockholders

For Stockholders of record as of March 11, 2025

Friday, May 9, 2025 1:00 PM, Eastern Time

Annual Meeting to be held virtually via live webcast - please visit www.proxydocs.com/FOXF for more details.

**YOUR VOTE IS IMPORTANT!**
**PLEASE VOTE BY: 1:00 PM, Eastern Time, May 9, 2025.**

**Internet:**
**www.proxypush.com/FOXF**

- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

**Phone:**
**1-866-284-5163**

- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

**Mail:**

- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

**Virtual:**
You must register to attend and/or participate in the Annual Meeting at www.proxydocs.com/FOXF

## This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Toby Merchant and Dennis Schemm (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Fox Factory Holding Corp. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

## Fox Factory Holding Corp. Annual Meeting of Stockholders

**Please make your marks like this:** ☒

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE:**

**FOR** ON PROPOSALS 1, 2 AND 3

| | PROPOSAL | YOUR VOTE | | | BOARD OF DIRECTORS RECOMMENDS |
|---|---|---|---|---|---|
| 1. | Election of Directors (term expires in 2028) | | | | |
| | | FOR | WITHHOLD | | |
| | 1.01 Thomas E. Duncan | ☐ | ☐ | | FOR |
| | 1.02 Jean H. Hlay | ☐ | ☐ | | FOR |
| | | FOR | AGAINST | ABSTAIN | |
| 2. | To ratify the appointment of Grant Thornton LLP as our independent public accountants for fiscal year 2025. | ☐ | ☐ | ☐ | FOR |
| 3. | To approve, on an advisory basis, the resolution approving the compensation of Fox Factory Holding Corp.'s named executive officers. | ☐ | ☐ | ☐ | FOR |